EXECUTION VERSION

STOCK PURCHASE AGREEMENT

by and among

CONTEX GROUP A/S,

3D SYSTEMS, INC.

RATOS AB,

and

3D SYSTEMS CORPORATION

November 21, 2011

TABLE OF CONTENTS

i

STOCK PURCHASE AGREEMENT

This STOCK PURCHASE AGREEMENT (this “Agreement”), is dated as of November 21, 2011, and is entered into by and among Contex Group A/S, a Danish corporation (“Seller”), 3D Systems, Inc., a California corporation (“Buyer”), solely for the purposes of Section 6.05 and Section 6.08 and Article XI, Ratos AB, a Swedish company (“Parent”), and, solely for the purposes of Section 6.05, Section 6.07, Section 6.08 and Article XI, 3D Systems Corporation, a Delaware corporation (“3D Systems” and, together with Seller, Buyer and Parent, the “Parties” and each a “Party”).

WHEREAS, Seller owns (i) all of the issued and outstanding shares (the “Z Corporation Shares”) of common stock, par value $0.01 per share, of Z Corporation, a Massachusetts corporation (“Z Corporation”), and (ii) all of the issued and outstanding shares (the “VIDAR Shares” and, together with the Z Corporation Shares, the “Shares”) of common stock, par value $0.01 per share, of VIDAR Systems Corporation, a Virginia corporation (“VIDAR” and together with Z Corporation, the “Targets”);

WHEREAS, (i) the respective boards of directors (or other applicable governing bodies) of Seller and Buyer have authorized and approved of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and any other actions required to be approved by such boards of directors (or other applicable governing bodies) in order to consummate the transactions contemplated hereby and thereby and (ii) the equityholders of Seller have, to the extent required by Law or by the governing documents of Seller, authorized and approved of this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby and any other actions required to be approved by such equityholders in order to consummate the transactions contemplated hereby and thereby; and

WHEREAS, Buyer desires to purchase, acquire and accept from Seller and Seller desires to sell, assign and transfer to Buyer all of the Shares.

NOW, THEREFORE, in consideration of the mutual covenants, agreements and understandings herein contained, the receipt and sufficiency of which is hereby acknowledged, the Parties hereby agree as follows:

ARTICLE I.
DEFINITIONS; INTERPRETATIONS

Section 1.01                      Definitions.

“3D Systems” shall have the meaning given to it in the Preamble.

“Accounting Firm” shall mean a nationally recognized accounting firm selected by mutual agreement of Buyer and Seller that has not provided audit or consulting services to the Parties or any of their Affiliates during the last five (5) years.

“Action” shall mean any charge, demand, investigation, suit, proceeding, complaint, material grievance, charge, hearing, inquiry, investigation, criminal prosecution, audit, arbitration, claim (including a claim of a violation of Law), mediation or other action brought, conducted or heard by or before any Governmental Authority, mediator or arbitrator, of any nature whether civil, criminal, regulatory or otherwise, at Law or in equity.

“Affiliate” shall mean any Person controlling, controlled by or under common control with any other Person.  For purposes of this definition, “control” (including “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of securities, partnership or other ownership interests, by Contract or otherwise.  For the avoidance of doubt, (i) the Target Companies shall not be deemed to be Affiliates of Buyer prior to the Closing and (ii) the Targets shall not be deemed to be Affiliates of Seller at and after the Closing.

“Agreement” shall have the meaning given to it in the Preamble.

“Anti-Corruption Laws” shall have the meaning given to it in Section 3.18(a).

“Base Purchase Price” shall mean an amount equal to $137,000,000.

“Baseline Net Working Capital” shall mean an amount equal to $6,640,979, it being understood and agreed that such amount includes the Closing Cash Reserve, which is calculated pursuant to Schedule 1.01(a).

“Basket” shall have the meaning given to it in Section 10.03(a).

“Books and Records” shall mean the books of account and corporate or similar records of each of the Targets, including certificates of incorporation, articles of incorporation, bylaws, or other governing documents, minutes of meetings of the board of directors and shareholders, stock transfer records, Tax Returns and Tax workpapers.

“Business” shall mean, collectively, the VIDAR Business and the Z Corporation Business.

“Business Day” shall mean any day other than Saturday, Sunday or any other day on which banking institutions in New York, New York are not open for the transaction of normal banking business.

“Business Employees” shall have the meaning given to it in Section 6.16(a).

“Buyer” shall have the meaning given to it in the Preamble.

“Buyer Fundamental Representations” shall have the meaning given to it in Section 10.02.

“Buyer Indemnitees” shall have the meaning given to it in Section 10.01(a).

“Buyer Prepared Tax Returns” shall have the meaning given to it in Section 6.11(c)(ii).

“Buyer Restricted Business” shall have the meaning given to it in Section 6.07(a)(i).

“Cash” shall mean all cash held in banking accounts of the Targets or by the Targets in petty cash, plus the amount of all checks received but not deposited or cleared, minus the amount of all checks and drafts issued but not cleared, in accordance with GAAP.

“Cash Pooling Agreements” shall mean, collectively, (i) the Intercompany Agreement among Seller, the Targets and Contex Americas, Inc. dated December 17, 2009, and (ii) the Cash Pooling Agreement among Seller, the Targets, Contex Americas, Inc. and Nordea Bank Finland Plc dated November 12, 2009.

“Closing” shall have the meaning given to it in Section 2.03.

“Closing Cash” shall mean an amount equal to the difference between (i) the aggregate amount of Cash of the Targets as of 12:01 a.m. (New York time) on the Closing Date minus (ii) the Closing Cash Reserve.

“Closing Cash Reserve” shall mean an amount of unrestricted Cash equal to $475,000.

“Closing Date” shall have the meaning given to it in Section 2.03.

“Closing Employee Transaction Payments” shall mean an amount equal to the Employee Transaction Payments not paid (i) by Seller, (ii) by the Targets prior to the Closing, or (iii) by the Targets at the Closing and deducted from Closing Cash.

“Closing Indebtedness” shall mean the aggregate amount of Indebtedness of the Targets as of 12:01 a.m. (New York time) on the Closing Date; provided, that Closing Indebtedness shall not include (i) Selling Expenses or (ii) Employee Transaction Payments.

“Closing Net Working Capital” shall mean an amount equal to the aggregate of (i) the combined net working capital of the Targets calculated in accordance with GAAP and with Schedule 1.01(a) as of 12:01 a.m. (New York time) on the Closing Date and (ii) the Closing Cash Reserve; provided, that current Liabilities shall not include any amounts included in (w) Selling Expenses, (x) Employee Transaction Payments, (y) Closing Indebtedness, or (z) the amount of all checks and drafts issued but not cleared and subtracted from Closing Cash; and provided, further, that current assets shall not include the amount of all checks received but not deposited or cleared and included in Closing Cash.

“Closing Selling Expenses” shall mean an amount equal to the Selling Expenses not paid (i) by Seller, (ii) by the Targets prior to the Closing, or (iii) by the Targets at the Closing and deducted from Closing Cash.

“Closing Statement” shall have the meaning given to it in Section 2.05(a).

“Code” shall mean the Internal Revenue Code of 1986, as amended.

“Confidential Information” means any nonpublic information, including methods of operation, customers, customer lists, products, prices, fees, costs, Intellectual Property, marketing methods, plans, personnel, suppliers, competitors, markets or other specialized information or proprietary matters.  Confidential Information does not include, and there shall be no obligation hereunder with respect to, information that (i) is generally available to the public on the date of this Agreement, (ii) becomes generally available to the public other than as a result of a disclosure not otherwise permissible hereunder, (iii) was within the recipient party’s possession or developed by the recipient party prior to it being furnished to the recipient by or on behalf of the disclosing party pursuant hereto, (iv) becomes available to the recipient party on a non-confidential basis from a source other than by or on behalf of the disclosing party, (v) was developed independently by the recipient party or its employees or (vi) is generally made available to third parties by the disclosing party without restriction on disclosure.

“Confidentiality Agreement” shall have the meaning given to it in Section 6.02(c).

“Consent” shall mean any approval, consent, ratification, waiver or other authorization.

“Contract” shall mean any legally binding contract, agreement, indenture, note, bond, mortgage, loan, instrument, lease, or license, whether written or oral.

“Controlled Group” shall mean any Person (i) under common control within the meaning of Section 4001(b)(1) of ERISA or Section 414(b), (c), (m) or (o) of the Code with Seller or any of its subsidiaries or Affiliates, or (ii) which together with Seller or any of its subsidiaries or Affiliates is treated as a single employer under Section 414(t) of the Code.

“Definitive Pre-Closing Losses Amount” shall have the meaning given it in Section 2.07(b).

“Disputed Item” shall have the meaning given to it in Section 2.05(b).

“Employee Benefit Plans” shall have the meaning given to it in Section 3.13(a).

“Employee Transaction Payments” shall mean the aggregate amount of payments under any Employee Benefit Plans which the Targets are obligated to make to their employees in connection with the transactions contemplated by this Agreement that are not paid by the Targets or Seller or any of its Affiliates prior to or at Closing.  Schedule 3.13(a) indicates all of the Employee Benefit Plans which may provide for Employee Transaction Payments.

“Environmental Costs and Liabilities” means, with respect to any Person, all Liabilities, responsibilities, losses, damages (including natural resource damages), obligations to pay punitive and consequential damages to third parties, costs and expenses (including all reasonable fees, disbursements and expenses of counsel, experts and consultants and costs of investigation and feasibility studies), fines, penalties, sanctions and interest which relate to or arise out of any violation of or Liability under Environmental Law (including, without limitation, claims under common law for personal injury or property damage) or a Release or threatened Release of Hazardous Materials.

“Environmental Law” means any Law (including the common law) as in effect as of the Closing in any way relating to the protection, management or regulation of the environment or natural resources, including those relating to manufacture, possession, presence, use, sale, labeling, registration, generation, transportation, treatment, storage, emission, management, disposal, discharge, release, threatened release, abatement, removal, remediation, processing, or handling of or exposure to Hazardous Materials.

“Environmental Permit” means any Permit required by Environmental Laws for the operation of the Business as currently conducted.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

“Estimated Closing Cash” shall have the meaning given to it in Section 2.04(a).

“Estimated Closing Indebtedness” shall have the meaning given to it in Section 2.04(a).

“Estimated Closing Net Working Capital” shall have the meaning given to it in Section 2.04(a).

“Estimated Closing Employee Transaction Payments” shall have the meaning given to it in Section 2.04(a).

“Estimated Pre-Closing Losses Amount” shall have the meaning given to it in Section 2.07(a).

“Estimated Purchase Price” shall have the meaning given to it in Section 2.04(a).

“Estimated Closing Selling Expenses” shall have the meaning given to it in Section 2.04(a).

“Excluded Tax Liabilities” means any Liability for (i) Taxes related to any Pre-Closing Tax Period or Pre-Closing Partial Tax Period that are imposed on any of the Targets except to the extent specifically taken into account in the calculation of Closing Net Working Capital (but excluding any Taxes arising on the Closing Date and after the Closing that are incurred other than in the ordinary course of business), (ii) Taxes related to any Pre-Closing Tax Period or any Pre-Closing Partial Tax Period that are imposed on any of the Targets as a result of such company’s being included in an affiliated group that files consolidated, combined or unitary Tax Returns by reason of Treasury Regulation Section 1.1502-6 or any comparable or similar provision of state, local or foreign Law, (iii) the Transfer Taxes described in Section 6.11(f) of this Agreement for which Seller is responsible, and (iv) payments under any tax allocation, sharing or similar agreement or arrangement to which any of the Targets is subject immediately prior to the Closing (other than pursuant to any commercial Contract not primarily related to Taxes).  For the avoidance of doubt, the Taxes described in clause (i) shall include any Taxes related to any Pre-Closing Tax Period or Pre-Closing Partial Tax Period that are imposed on any of the Targets as a result of (x) the ongoing IRS audit of Z Corporation for the tax years ended December 31, 2006, December 31, 2007 and December 31, 2008 (the “Pending Audit”) and (y) any other audit of Z Corporation or VIDAR for (and solely to the extent related to) any Pre-Closing Tax Period or Pre-Closing Partial Tax Period.

“FD&C Act” shall mean the Federal Food, Drug, and Cosmetic Act of 1938, as amended, and its implementing regulations.

“Financial Statements” shall have the meaning given to it in Section 3.04(a).

“GAAP” shall mean the generally accepted accounting principles in effect in the United States from time to time, applied consistently throughout the time periods involved.

“Governmental Authority” shall mean any federal, state, local or other governmental authority or regulatory body, or political subdivision thereof, within the United States, Denmark, or any other applicable jurisdiction, foreign or domestic, or any agency, division, ministry, instrumentality or authority thereof, any multinational, supra-national or quasi-governmental entity, body or authority, any self-regulatory organization (including any securities exchange) or any court or arbitrator (public or private).

“Governmental Consents and Approvals” shall have the meaning given to it in Section 6.08(b).

“Governmental Official” shall mean any official, officer, employee or representative of, or any Person acting in an official capacity for or on behalf of  (i) any national, federal, state, county, municipal, or local government or any entity exercising executive, legislative, judicial, regulatory, taxing or administrative functions of or pertaining to government, (ii) any public international organization, (iii) any agency, division, bureau, department or other political subdivision of any government, entity or organization described in the foregoing clauses (i) or (ii) of this definition, or (iv) any company, business, enterprise or other entity owned, or controlled by any government, entity, organization or other Person described in the foregoing clauses (i), (ii) or (iii) of this definition.

“Governmental Order” shall mean any order, ruling, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any Governmental Authority.

“Hazardous Material” means any substance, material, emission or waste that is regulated, classified, or otherwise characterized, defined or designated under or pursuant to any Environmental Law as “hazardous,” “toxic,” or “radioactive,” or as a “pollutant” or “contaminant,” or words of similar meaning or effect, including, without limitation, petroleum and its by-products.

“HSR Act” shall mean the Hart-Scott-Rodino Antitrust Improvements Act of 1976.

“Indebtedness” shall mean, with respect to any specified Person and without duplication, (i) the aggregate amount outstanding of debt for borrowed money of such Person (including any unpaid principal or premium and accrued and unpaid interest), (ii) the aggregate amount outstanding of obligations of such Person evidenced by notes, bonds, debentures or other instruments, (iii) the aggregate amount outstanding of any purchase price for unpaid equipment, property or other assets of such Person, including any unpaid principal or premium and accrued and unpaid interest, (iv) the aggregate amount outstanding of any leases that either are or would be required to be capitalized in accordance with GAAP, (v) the aggregate amount outstanding under any letter of credit, banker’s acceptance or similar credit transaction for which such Person is obligated to reimburse any obligor, (vi) the aggregate amount outstanding under any interest rate or currency swap transaction (valued at the termination value thereof) for which such Person is liable, (vii) any guaranty or surety (but only up to the amount of such guaranty or surety) by such Person of any of the types of obligations referred to in clauses (i) through (vi), and (viii) any Liens (but only up to the amount of such Lien and other than any Permitted Liens not to be discharged at or prior to Closing and Statutory Liens) on any property or assets of such Person securing any of the types of obligations referred to in clauses (i) through (vi).

“Indemnified Party” shall have the meaning given to it in Section 10.04(a).

“Indemnifying Party” shall have the meaning given to it in Section 10.04(a).

“Intellectual Property” shall mean all right, title and interest in intellectual property, whether protected, created or arising under any Law, including:  (a) inventions (whether patentable or unpatentable and whether or not reduced to practice), all improvements thereto, all patents, patent applications, and patent disclosures, together with all reissuances, divisionals,  continuations, continuations-in-part, provisionals, extensions, and reexaminations thereof and patents issuing thereon (collectively, “Patents”); (b) all trademarks, service marks, trade dress, logos, trade names, corporate names, service names, brand names, trade dress rights, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with all translations, adaptations, derivations, and combinations thereof and including all common law rights and goodwill associated therewith, along with all applications, registrations, renewals and extensions thereof (collectively, “Marks”); (c) all copyrightable works, copyrights, mask works, database and design rights, whether or not registered or published, all applications, registrations, recordations and renewals in connection therewith, along with all reversions, extensions and renewals thereof (collectively, “Copyrights”); (d) all confidential and proprietary information, including trade secrets, know-how, customer and supplier lists and related information, pricing and cost information, business and marketing plans, research and development, and all other confidential and proprietary financial, marketing and business data, technical data, specifications, designs, drawings, formulae, algorithms, procedures, techniques, research and development, apparatus, materials, methods and schematics (collectively, “Trade Secrets”); (e) internet domain names; (f) Software; and (g) all other intellectual property rights arising from or relating to all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of any of the foregoing, in any form whether or not specifically listed herein.

“Intercompany Indebtedness” shall mean the amount equal to the Indebtedness of the Targets owed to Seller or any of its Affiliates (other than the Targets).

“Interim Period” shall have the meaning given to it in Section 6.01(a).

“IRS” shall mean the Internal Revenue Service.

“Knowledge of Seller” shall mean the actual knowledge of the persons listed on Schedule 1.01(b) after reasonable inquiry.

“Law” shall mean any applicable law, statute, constitution, rule, regulation, code, decision, or Governmental Order promulgated, adopted, enacted, implemented, issued or otherwise put into effect by or under authority of any applicable Governmental Authority.

“Leased Real Property” shall have the meaning given to it in Section 3.16.

“Liability” shall mean any debt, loss, liability, or obligation of any nature (whether direct or indirect, absolute or contingent, accrued or unaccrued, matured or unmatured, determined or determinable).

“Lien” shall mean any mortgage, pledge, charge, security interest, collateral assignment, encumbrance, deed of trust, lien or any other similar restriction, limitation or encumbrance.

“Losses” shall mean any losses, liabilities, costs, judgments, orders, fines, damages, awards, fees, disbursements and expenses, including reasonable attorneys’ fees and expenses.

“Losses Objection” shall have the meaning given to it in Section 2.07(b).

“Material Adverse Effect” shall mean any occurrence, condition, change, development or effect (each, an “Effect”) that, whether taken individually or together with one or more other Effects, has affected, or would reasonably be expected to affect, materially and adversely (a) the business, financial condition or results of operations of the Targets taken as a whole or (b) the ability of Seller to consummate the transactions contemplated hereby or perform its obligations under this Agreement or any Transaction Agreement; provided, however, that in no event shall any of the following constitute a Material Adverse Effect: any Effect caused by or related to (i) any change or development in the industries in which any of the Targets operate, (ii) any change or development in the markets for commodities or supplies used in connection with the Business, (iii) any change or development in the financial, banking, credit, securities or capital markets (including any suspension of trading in, or limitation on prices for, securities on any stock exchange or any changes in interest rates) or any change in the general, national, international or regional economic or financial conditions, (iv) any change or development in general regulatory conditions or any national or international hostilities, (v) any change or development in any Laws (including GAAP) or interpretations thereof, (vi) any actions or omissions of Buyer or any of its Affiliates prior to Closing other than as required pursuant to this Agreement or the other Transaction Agreements, as taken by Buyer or any of its Affiliates in the ordinary course of business or as would not reasonably be expected to, individually or in the aggregate, cause a Material Adverse Effect, (vii) any announcement of this Agreement, the other Transaction Agreements or of the transactions contemplated hereby and thereby, including the impact thereof on the relationships, contractual or otherwise, of the Targets with employees, labor unions, customers, suppliers or partners, and including any Action with respect to the transactions contemplated hereby, or (viii) any failure of the Targets, whether individually or taken as a whole, to meet their projections or forecasts (it being understood that the underlying change, development or event may be considered in determining whether a Material Adverse Effect has occurred), so long as any such change, development or event described in clauses (i)-(v) above does not disproportionately affect the business of either Target relative to businesses in its industry.

“Material Contracts” shall have the meaning given to it in Section 3.08(a).

“Non-US Plan” shall have the meaning given to it in Section 3.13(e).

“Notice of Disagreement” shall have the meaning given to it in Section 2.05(b).

“Outside Date” shall have the meaning given to it in Section 9.01(e).

“Parent” shall have the meaning given to it in the Preamble.

“Parent Employee Benefit Plans” shall have the meaning given to it in Section 3.13(b).

“Parties” shall have the meaning given to it in the Preamble.

“Permits” shall mean any licenses, permits, certificates, approvals, variances, waivers, consents or other similar authorizations from any Governmental Authority.

“Permitted Liens” shall mean (a) inchoate Liens in connection with Taxes which either are (i) not delinquent or (ii) being contested in good faith and by appropriate proceedings, (b) Liens related to any Intercompany Indebtedness or any other Indebtedness that will be paid off and discharged prior to or at Closing, and (c) Liens in connection with any matters set forth on Schedule 1.01(c) that will be paid off and discharged prior to or at Closing.

“Person” shall mean an individual, partnership, limited liability partnership, corporation, limited liability company, association, joint stock company, trust, estate, joint venture, unincorporated organization, Governmental Authority or any other entity.

“Post-Closing Partial Tax Period” shall have the meaning given to it in Section 6.11(g).

“Post-Closing Statement” shall have the meaning given to it in Section 2.05(b).

“Pre-Closing Notice” shall have the meaning given to it in Section 2.07(a).

“Pre-Closing Partial Tax Period” shall have the meaning given to it in Section 6.11(g).

“Pre-Closing Tax Period” shall mean any Tax period ending on or before the Closing Date.

“Purchase Price” shall have the meaning given to it in Section 2.02.

“Real Property Leases” shall have the meaning given to it in Section 3.16.

“Release” means any release, spill, emission, leaking, pumping, pouring, injection, deposit, dumping, emptying, disposal, discharge, dispersal, escaping, leaching or migration into the indoor or outdoor environment.

“Remedial Action” means all actions undertaken to (i) clean up, remove, remediate, treat or in any other way address any Hazardous Materials Released or threatened to be Released; (ii) prevent the Release or threat of Release, or minimize the further Release of any Hazardous Material so it does not endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; (iii) perform studies and investigations of any Hazardous Material Release or threat of Release or monitoring and care of any Hazardous Material Release or threat of Release; or (iv) correct a condition of noncompliance with Environmental Laws.

“Representative” shall mean, with respect to any Person, any director, officer, employee, member, partner, stockholder, agent, attorney, accountant, advisor, agent, consultant or other representative of such Person.

“Securities Act” shall have the meaning given to it in Section 5.06.

“Seller” shall have the meaning given to it in the Preamble.

“Seller Fundamental Representations” shall have the meaning given to it in Section 10.02.

“Seller Indemnitees” shall have the meaning given to it in Section 10.01(b).

“Seller Prepared Tax Returns” shall have the meaning given to it in Section 6.11(c)(i).

“Seller Restricted Business” shall have the meaning given to it in Section 6.06(a)(i).

“Seller’s Release” shall mean the release by Seller in the form attached hereto as Exhibit C.

“Selling Expenses” shall mean the aggregate amount of all fees and expenses incurred by any Target, including any fees and expenses to be paid by any Target on behalf of Seller, in connection with the consummation of the transactions contemplated by this Agreement or any of the Transaction Agreements, including those of its counsel and advisors; provided that (i) in no event shall any fees, expenses or other costs incurred in connection with the preparation of the financial statements referred to in Section 3.04 for which Buyer or one of its Affiliates has agreed to be responsible, or any other expenses expressly agreed to be the responsibility of Buyer or any of its Affiliates, be considered to be Selling Expenses, and (ii) any amounts reflected in Employee Transaction Payments and Closing Indebtedness shall be excluded from the definition of Selling Expenses.

“Shares” shall have the meaning given to it in the Preamble.

“Software” shall mean any and all (i) computer programs, including any and all software implementations of algorithms, models and methodologies, whether in source code or object code; (ii) databases and compilations, including any and all data and collections of data, whether machine readable or otherwise; (iii) descriptions, flow-charts and other work product used to design, plan, organize and develop any of the foregoing, screens, user interfaces, report formats, firmware, development tools, templates, menus, buttons and icons; and (iv) all documentation, including user manuals and other training documentation related to any of the foregoing, in each case used in the Business.

“Statutory Liens” shall mean (a) zoning, building and other land use regulations affecting the use of real property and (b) covenants, conditions, restrictions, easements and other similar matters of record affecting title to real property which, individually or in the aggregate, do not materially impair the occupancy or use of the real property by the Targets for the purposes for which it is currently used in connection with the Business.

“Straddle Period” shall have the meaning given to it in Section 6.11(g).

“Subsidiary” shall mean VIDAR Systems GmbH, a German limited liability company.

“Targets” shall have the meaning given to it in the Preamble.

“Target Companies” shall mean, collectively, the Targets and the Subsidiary.

“Tax” shall mean any (i) federal, state, local, or foreign income, gross receipts, license, payroll, employment, excise, severance, stamp, occupation, premium, windfall profits, environmental

(including taxes under Section 59A of the Code), customs duties, capital stock, franchise, profits, withholding, social security (or similar), unemployment, disability, real property, gross margins, personal property, sales, use, transfer, registration, value added, alternative or add-on minimum, estimated, or other tax of any kind whatsoever, including any interest, penalty, or addition thereto, (ii) Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a member of an affiliated, consolidated, combined, unitary or aggregate group for any taxable period, and (iii) Liability for the payment of any amounts of the type described in clause (i) of this sentence as a result of being a transferee of or successor to any Person or as a result of any express or implied obligation to indemnify any other Person.

“Tax Contest” shall have the meaning given to it in Section 6.11(h)(i).

“Tax Return” shall mean any return, declaration, report, claim for refund, or information return or statement relating to Taxes filed or required to be filed with any Governmental Authority, including any schedule or attachment thereto, and including any amendment thereof.

“Tax Survival Date” shall have the meaning given to it in Section 6.11(a).

“Third Party Claim” shall have the meaning given to it in Section 10.04(a).

“Third Party Claim Notice” shall have the meaning given to it in Section 10.04(a).

“Trademark Agreement” shall mean the Trademark Agreement, by and among Buyer, Seller and VIDAR, with respect to the VIDAR trade name, trademark and logo, to be entered into as of the Closing and in the form attached hereto as Exhibit A.

“Transaction Agreements” shall mean this Agreement, the Transition Services Agreement, the Seller’s Release and the Trademark Agreement.

“Transfer Taxes” shall have the meaning given to them in Section 6.11(f).

“Transition Services Agreement” shall mean the Transition Services Agreement, by and between Seller and Buyer, to be entered into as of the Closing and in the form attached hereto as Exhibit B.

“Treasury Regulation” shall mean the Treasury regulations promulgated under the Code.

“VIDAR” shall have the meaning given to it in the Preamble.

“VIDAR Business” shall mean the manufacturing, production, distribution, marketing and sale of two-dimensional medical, dental and veterinary film digitizers.

“VIDAR Shares” shall have the meaning given to it in the Preamble.

“Wide Format Scanner” shall mean any two-dimensional scanner with a scanning width of twenty-four inches or more.

“Z Corporation” shall have the meaning given to it in the Preamble.

“Z Corporation Business” shall mean the manufacturing, production, distribution, marketing and sale of three-dimensional printers, consumables for three-dimensional printers and accessories and Software in connection therewith, and the resale of three-dimensional printers and scanners designed and manufactured by third parties.

“Z Corporation Shares” shall have the meaning given to it in the Preamble.

Section 1.02                      Interpretation.  Interpretation of this Agreement (including the Schedules and Exhibits hereto) shall be governed by the following rules of construction: (a) words in the singular shall be held to include the plural and vice versa; (b) references to the terms Article, Section, Paragraph, Schedule and Exhibit are references to the Articles, Sections, Paragraphs, Schedules and Exhibits to this Agreement unless otherwise specified; (c) the terms “hereof”, “herein”, “hereby”, “hereto”, and derivative or similar words refer to this entire Agreement, including the Schedules and Exhibits hereto; (d) the words “include”, “includes”, “including” and words of similar import shall mean “including without limitation,” unless otherwise specified; (e) the word “or” shall not be exclusive; (f) references to “written” or “in writing” include in electronic form; (g) provisions shall apply, when appropriate, to successive events and transactions; (h) Buyer, 3D Systems, Parent and Seller have each participated in the negotiation and drafting of this Agreement and the other Transaction Agreements and if an ambiguity or question of interpretation should arise, this Agreement and the other Transaction Agreements shall be construed as if drafted jointly by the parties hereto or thereto and no presumption or burden of proof shall arise favoring or burdening any party hereto or thereto by virtue of the authorship of any of the provisions in this Agreement or any other Transaction Agreement; (i) a reference to any Person includes such Person’s successors and permitted assigns; (j) any reference to “days” means calendar days unless Business Days are expressly specified; (k) when calculating the period of time before which, within which or following which any act is to be done or step taken pursuant to this Agreement, (1) the date that is the reference date in calculating such period shall be excluded, and (2) if the last day of such period is not a Business Day, the period shall end on the next succeeding Business Day; (l) references to any Law are to such Law as amended from time to time and, as relates to any statute, includes the rules and regulations promulgated thereunder, as the same also may be amended from time to time; (m) words of any gender include the other gender and neuter forms; (n) “shall,” “will,” or “agrees” are mandatory, and “may” is permissive; (o) references to the “US”, the “U.S.”, or the “United States” are to the United States of America; and (p) all monetary figures shall be in United States Dollars unless otherwise specified.

ARTICLE II.
SALE AND PURCHASE

Section 2.01                      Sale and Purchase of Shares.  Subject to the terms and conditions of this Agreement, at the Closing, Seller shall sell, assign and transfer to Buyer and Buyer shall purchase, acquire and accept from Seller, free and clear of all Liens, all of Seller’s right, title and interest in and to all of the Shares.

Section 2.02                      Purchase Price.  The aggregate purchase price for the Shares (the “Purchase Price”) shall be an amount equal to: (a) the Base Purchase Price, (b) plus an amount equal to the Closing Cash, (c) minus an amount equal to the Closing Indebtedness, (d) minus the amount, if any, by which the Closing Net Working Capital is less than the Baseline Net Working Capital, (e) minus an amount equal to the Closing Selling Expenses, if any, (f) minus an amount equal to the Closing Employee Transaction Payments, if any, and (g) minus any Definitive Pre-Closing Losses Amounts that Seller elects to deduct from the Base Purchase Price pursuant to Section 2.07(c).  Buyer and Seller shall cooperate in good faith to mutually agree before the Closing to an allocation of the Purchase Price between Z Corporation and VIDAR as determined by Schedule 2.02.

Section 2.03                      Closing.  Subject to the last sentence of Section 2.07(b), the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Latham & Watkins LLP, 885 Third Avenue, New York, New York, commencing at 9:00 A.M. local time on the first Business Day of the month immediately following the month in which the satisfaction or waiver of all conditions set forth in Article VII and Article VIII (other than conditions with respect to actions to be taken or items to be delivered at or immediately prior to the Closing) has occurred, or on such other date and at such other time and place as Buyer and Seller may mutually agree in writing (the “Closing Date”).  All actions to be taken or items to be delivered listed in Section 2.04 that occur on the Closing Date shall be deemed to occur simultaneously at the Closing.

Section 2.04                      Closing Deliverables.  At or prior to the Closing, the appropriate Party shall deliver or cause to be delivered the following items:

(a)           Estimated Purchase Price.  Buyer shall deliver or cause to be delivered to Seller a wire transfer of immediately available funds to an account designated by Seller (which account shall be designated at least two Business Days prior to the Closing Date) an amount in the aggregate determined by Seller pursuant to Section 2.05(a) (the “Estimated Purchase Price”) equal to the sum of (i) the Base Purchase Price, (ii) plus the amount of estimated Closing Cash (the “Estimated Closing Cash”), (iii) minus the amount of estimated Closing Indebtedness (the “Estimated Closing Indebtedness”), (iv) minus the amount, if any, by which estimated Closing Net Working Capital (the “Estimated Closing Net Working Capital”) is less than the Baseline Net Working Capital, (v) minus the amount of estimated Closing Employee Transaction Payments (“Estimated Closing Employee Transaction Payments”), (vi) minus the amount of estimated Closing Selling Expenses (“Estimated Closing Selling Expenses”) and (vii) minus any Definitive Pre-Closing Losses Amounts that Seller elects to deduct from the Base Purchase Price pursuant to Section 2.07(c)

(b)           Shares.  Seller shall deliver or cause to be delivered to Buyer (i) certificates representing the Shares free of Liens and duly endorsed in blank, or accompanied by duly executed stock powers in form and substance satisfactory to Buyer and (ii) evidence reasonably satisfactory to Buyer of the valid cancellation of any other certificates evidencing shares of the Targets.

(c)           Intercompany Indebtedness Payment.  Seller shall retire all Intercompany Indebtedness and discharge and release any Liens related thereto prior to Closing.

(d)           Payoff Letters.  Seller shall deliver to Buyer payoff letters, in form reasonably acceptable to Buyer, which provide (i) the amount of Closing Indebtedness, if any, and (ii) that upon payment of such amount, the Closing Indebtedness will be satisfied and all Liens related thereto released and discharged.

(e)           Seller’s Release.  Seller shall deliver to Buyer the Seller’s Release, duly executed by Seller.

(f)           Resignations.  Seller shall deliver or cause to be delivered to Buyer written resignations of all of the directors and officers of the Targets, which officers and directors are set forth on Schedule 2.04(f).

(g)           Transition Services Agreement.   Seller shall cause its appropriate Affiliates to enter into the Transition Services Agreement.

(h)           Trademark Agreement.  Seller shall cause its appropriate Affiliates to enter into the Trademark Agreement.

(i)           Seller Officer’s Certificate.  Seller shall deliver a certificate or certificates of an officer or officers of Seller certifying (i) that the conditions set forth in Sections 8.01 and 8.02 have been satisfied as of the Closing Date, (ii) the names and signatures of the Representatives of Seller authorized to sign this Agreement and the other Transaction Agreements and (iii) the text of the resolutions adopted by Seller’s board of directors authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(j)           Buyer Officer’s Certificate.  Buyer shall deliver a certificate or certificates of an officer or officers of Buyer certifying (i) that the conditions set forth in Sections 7.01 and 7.02 have been satisfied as of the Closing Date, (ii) the names and signatures of the Representatives of Buyer authorized to sign this Agreement and the Transaction Agreements and (iii) the text of the resolutions adopted by Buyer’s board of directors authorizing the execution, delivery and performance of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

(k)           FIRPTA Certificates.  Each Target shall provide to Buyer a certification on behalf of its stockholder, dated no more than thirty (30) days prior to the Closing Date and otherwise in accordance with Treasury Regulation Section 1.1445-2(c)(3), that such Target is not, and has not been at any time during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code, a United States real property holding corporation, as defined in Section 897(c)(2) of the Code, and no interest in the Target constitutes a United States real property interest, as defined in Section 897(c)(1) of the Code.

(l)           Books and Records.  Seller shall deliver to the Targets the original Books and Records of each of the Targets to the extent that such original Books and Records are in the possession of Seller and not the Targets.

(m)           Seller Good Standing Certificates.  Seller shall deliver to Buyer reasonably current good standing certificates (or equivalent documents) for Seller and each of the Targets issued by the secretary of state (or equivalent Governmental Authority) of each such entity’s respective jurisdiction of incorporation or formation.

(n)           Buyer Good Standing Certificate.  Buyer shall deliver to Seller a reasonably current good standing certificate (or equivalent document) for Buyer issued by the secretary of state (or equivalent Governmental Authority) of Buyer’s jurisdiction of incorporation.

(o)           Acceptance of Appointment to Receive Service of Process.  Parent and Seller shall deliver to Buyer evidence of the acceptance by Corporation Service Company, process agent, of the appointment and designation provided for by Section 11.13 for a period of six (6) years from the date of the Closing (and the payment in full of all fees in respect thereof).

(p)           Other Deliverables.  Each of Buyer and Seller shall deliver or cause to be delivered such other documents relating to this Agreement as Buyer and Seller, respectively, may reasonably request.

Section 2.05                      Adjustments to Purchase Price.

(a)           Estimated Purchase Price.  Seller shall prepare in good faith and shall deliver to Buyer no later than five Business Days prior to the Closing Date a written statement setting forth in reasonable detail Seller’s good faith estimate of the Estimated Closing Cash, the Estimated Closing Indebtedness, the Estimated Closing Net Working Capital, the Estimated Closing Employee Transaction Payments and the Estimated Closing Selling Expenses, any Definitive Pre-Closing Losses Amounts that Seller elects to deduct from the Base Purchase Price pursuant to Section 2.07(c), and the resulting Estimated Purchase Price (the “Closing Statement”).  Buyer shall have the right to review the Closing Statement and Seller shall make available as Buyer may reasonably request Seller’s work papers and other Books and Records used in preparing the Closing Statement.  Seller shall use good faith efforts to resolve any disputes with Buyer regarding any estimates in the Closing Statement prior to the Closing; provided, however, that the existence of any dispute regarding the Closing Statement shall not delay or otherwise affect the Closing.

(b)           Adjustments to Estimated Purchase Price.  Within sixty (60) days after the Closing Date,  Buyer shall deliver to Seller a statement (the “Post-Closing Statement”) setting forth in reasonable detail (i) Buyer’s good faith proposed final calculation of the Closing Cash, the Closing Indebtedness, the Closing Net Working Capital, the Closing Employee Transaction Payments and the Closing Selling Expenses and (ii) Buyer’s good faith proposed final calculation of the Purchase Price as calculated pursuant to Section 2.02 incorporating such proposed final calculations in (i) above.  If Seller objects to the Post-Closing Statement, then it shall provide Buyer with written notice thereof (a “Notice of Disagreement”) setting forth Seller’s good faith and specific objections in reasonable detail (each a “Disputed Item”) together with supporting documentation within fifteen (15) days after receiving the Post-Closing Statement.  If Buyer and Seller working together in good faith are unable to agree on such Disputed Items contained in the Notice of Disagreement within fifteen (15) days after Buyer receives the Notice of Disagreement, then either Buyer or Seller may refer such dispute to the Accounting Firm, which shall make a final and binding determination as to all Disputed Items, and only as to such Disputed Items, on a timely basis and shall promptly notify Buyer and Seller in writing of its resolution.  Such Accounting Firm handling the dispute resolution shall not have the power to modify or amend any term or provision of this Agreement.  In resolving the Disputed Items, the Accounting Firm shall only assign a value to any Disputed Item that is at or between Buyer’s valuation of such Disputed Item and Seller’s valuation of such Disputed Item.  Each of Buyer and Seller shall bear and pay one-half of the fees and other costs charged by such Accounting Firm and shall use commercially reasonable efforts to cooperate with the Accounting Firm.  If Seller does not object to the Post-Closing Statement within the time period and in the manner set forth in the first sentence of this Section 2.05(b) or if Seller accepts the Post-Closing Statement, then the Closing Cash, the Closing Indebtedness, the Closing Net Working Capital, the Closing Employee Transaction Payments, the Closing Selling Expenses and the Purchase Price as set forth in Post-Closing Statement shall become final and binding upon the Parties for all purposes hereunder on the fifteenth (15th) day after Seller receives the Post-Closing Statement.  If Seller does object to the Post-Closing Statement within the time period and in the manner set forth in the first sentence of this Section 2.05(b), then the Post-Closing Statement shall become final and binding for all purposes hereunder on the date that Buyer receives the Notice of Disagreement except with respect to, and only to the extent of, the Disputed Items in the Notice of Disagreement.  Each Disputed Item shall become final and binding for all purposes hereunder on the earliest of (x) the date on which Buyer and Seller resolve in a writing signed by both Buyer and Seller such Disputed Item or (y) the date on which the Accounting Firm notifies Buyer and Seller in writing of its resolution of such Disputed Item. Buyer and Seller agree that the procedures set forth in this Section 2.05(b) for resolving disputes regarding the Disputed Items shall be the sole method for resolving such disputes.

(c)           Books and Records.  Buyer and Seller shall cooperate with each other and provide each other and their respective Representatives with reasonable access to the Books and Records, any other books and records that are relevant to the calculation, review and finalization of the Post-Closing Statement and their senior management and employees, and shall use their commercially reasonable efforts to cause their respective Representatives to provide reasonable access to their working papers, in each case, prepared in connection with the calculation, review and finalization of the Post-Closing Statement.

(d)           Payment by Buyer.  If the Purchase Price as finally determined pursuant to this Section 2.05 is greater than the Estimated Purchase Price, then within five (5) Business Days after the final determination of the Purchase Price, Buyer shall pay to Seller by wire transfer of immediately available funds to an account designated by Seller an amount equal to such difference.

(e)           Payment by Seller.  If the Purchase Price as finally determined pursuant to this Section 2.05 is less than the Estimated Purchase Price, then within five Business Days after the final determination of the Purchase Price, Seller shall pay to Buyer by wire transfer of immediately available funds to an account designated by Buyer an amount equal to such difference.

Section 2.06                      Withholding Rights

.  Buyer shall be entitled to deduct and withhold from any payments required to be made pursuant to this Agreement such amounts as Buyer or its Affiliates (including, for the avoidance of doubt, the Targets, after the Closing) may be required to deduct and withhold with respect to any such payments under applicable Law.  To the extent that amounts are so withheld and timely paid to the applicable Governmental Authority, they shall be treated for all purposes of this Agreement as having been paid to such Person in respect of which such deduction and withholding was made.

Section 2.07                      Pre-Closing Breaches of Seller’s Representations and Warranties.

(a)           Notification of Breaches.  At any time before the Closing, Seller may notify Buyer in writing (the “Pre-Closing Notice”) of any breach of any representation or warranty made by Seller in this Agreement (other than for a breach of any representation or warranty related to Taxes, which shall be excluded for all purposes of this Section 2.07).  The Pre-Closing Notice shall specify Seller’s good faith estimate of the Losses (the “Estimated Pre-Closing Losses Amount”) directly or indirectly, caused by, resulting from or arising in connection with, such breaches.

(b)           Determination of Pre-Closing Losses Amount.  If Buyer objects to the Estimated Pre-Closing Losses Amount, it shall provide Seller with written notice thereof within five (5) days of receiving the Pre-Closing Notice setting forth Buyer’s good faith and specific objections in reasonable detail (the “Losses Objection”).  If Buyer does not object to the Estimated Pre-Closing Losses Amount, within the time period and in the manner set forth in the first sentence of this Section 2.07(b), then the Estimated Pre-Closing Losses Amount shall be the definitive estimate of Losses arising out of or relating to the breaches identified in the Pre-Closing Notice (the “Definitive Pre-Closing Losses Amount”) and such amount shall become final and binding upon Buyer and Seller solely for the purposes of determining whether the condition set forth in Section 8.01 (including taking into account Sections 2.07(c) and (d)) has been satisfied.  If Buyer does object to the Estimated Pre-Closing Losses Amount within the time period and in the manner set forth in the first sentence of this Section 2.07(b), then the Estimated Pre-Closing Losses Amount shall be the Definitive Pre-Closing Losses Amount except with respect to, and only to the extent of, the items contained in the Losses Objection.  If Buyer and Seller working together in good faith are unable to agree on the Definitive Pre-Closing Losses Amount within five (5) days after Seller’s receipt of the Losses Objection, then Buyer and Seller shall refer such dispute to the Accounting Firm who shall (i) on a timely basis make a determination of the Definitive Pre-Closing Losses Amount which shall be final and binding on Buyer and Seller solely for the purposes of determining whether the condition set forth in Section 8.01 (including taking into account Sections 2.07(c) and (d)) has been satisfied, and (ii) promptly notify Buyer and Seller in writing of its resolution.  In determining the Definitive Pre-Closing Losses Amount, the Accounting Firm shall only assign a value to any item contained in the Losses Objection that is at or between Seller’s valuation of such item and Buyer’s valuation of such item.  Each of Buyer and Seller shall bear and pay one-half of the fees and other costs charged by such Accounting Firm and shall use commercially reasonable efforts to cooperate with the Accounting Firm.  To the extent the Closing Date would otherwise occur during the pendency of the determination of the Definitive Pre-Closing Losses Amount, the Closing shall be delayed until the first Business Day of the month after the period to object to the Estimated Pre-Closing Losses Amount has expired or the Definitive Pre-Closing Losses Amount is agreed upon by Buyer and Seller or determined by the Accounting Firm; provided,however, that the Closing shall not be delayed in the event that (x) the aggregate of all Definitive Pre-Closing Losses Amounts and any pending Losses Objections claimed by Buyer in good faith is $10 million or less and (y) Seller has not submitted any new Pre-Closing Notices to Buyer within five (5) days of the scheduled Closing.

(c)           Definitive Pre-Closing Losses Amounts of $10 Million or Less.  If the aggregate of all Definitive Pre-Closing Losses Amounts (excluding any Definitive Pre-Closing Losses

Amounts relating to the Excluded Tax Liabilities) is $10 million or less then, notwithstanding anything herein to the contrary, the condition to Closing set forth in Section 8.01 shall be deemed to be satisfied and Seller shall elect, in its sole discretion, to either (i) have the Definitive Pre-Closing Losses Amounts be deducted from the Base Purchase Price in the calculation of the Estimated Purchase Price pursuant to Section 2.04(a), or (ii) indemnify, defend and hold harmless the Buyer Indemnitees for any Losses suffered or incurred by such Buyer Indemnities arising out of or relating to the matters set forth in the Pre-Closing Notice(s).  For the avoidance of doubt, Seller’s indemnification obligations under this Section 2.07(c) shall be independent of Seller’s other indemnification obligations in Section 10.01(a) hereof, and shall not be limited by Section 10.03(a) or Section 10.03(b).  Notwithstanding anything to the contrary contained in this Agreement,  if Seller elects to have any Definitive Pre-Closing Losses Amounts deducted from the Base Purchase Price (x) Seller or Buyer, as the case may be, shall be entitled to prompt reimbursement for the difference between any Definitive Pre-Closing Losses Amounts deducted from the Base Purchase Price and the amount of the actual Losses as finally determined related to the breaches of the representations and warranties reflected in such Definitive Pre-Closing Losses Amounts and (y) Buyer shall not be entitled to any indemnification under Article X for any breaches of representations or warranties in any Definitive Pre-Closing Losses Amounts deducted from the Base Purchase Price (other than to the extent that Seller does not reimburse Buyer)

(d)           Definitive Pre-Closing Losses Amounts in Excess of $10 Million.  If the aggregate of all Definitive Pre-Closing Losses Amounts (excluding any Definitive Pre-Closing Losses Amounts relating to the Excluded Tax Liabilities) exceeds $10 million, the condition to Closing set forth in Section 8.01 shall be deemed not to have been satisfied and Buyer shall have the right to terminate this Agreement with immediate effect pursuant to Section 9.01(d).

ARTICLE III.
REPRESENTATIONS AND WARRANTIES OF
SELLER REGARDING THE TARGETS

Seller represents and warrants to Buyer that the statements contained in this Article III with respect to the Targets are true and correct as of the date of this Agreement and as of the Closing Date, in each case, except as set forth in the Schedules attached hereto.

Section 3.01                      Organization, Power and Authority.  The Targets are duly organized, validly existing and in good standing under the Laws of the jurisdiction of their respective formation, which jurisdictions are set forth on Schedule 3.01.  The Targets are licensed or qualified to conduct their respective businesses and are in good standing in every jurisdiction where they are required to be so licensed or qualified, except where the failure to do so would not have a Material Adverse Effect.  The Targets possess all requisite power and authority necessary to own and operate their respective assets and properties and to carry on their respective businesses as presently conducted.

Section 3.02                      Capitalization; Subsidiary.

(a)           The authorized capital stock of Z Corporation consists of 3,000,000 shares of common stock, par value of $0.01 per share, of which 100 shares are issued and outstanding to

Seller.  The authorized capital stock of VIDAR consists of 1,000,000 shares of common stock, par value of $0.01 per share, of which 366,743 shares are issued and outstanding to Seller.

(b)           The Z Corporation Shares constitute all of the issued and outstanding shares of Z Corporation’s capital stock, are owned of record by Seller free and clear of all Liens (other than, prior to Closing, Permitted Liens) and are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights. The VIDAR Shares constitute all of the issued and outstanding shares of VIDAR’s capital stock, are owned of record by Seller free and clear of all Liens (other than, prior to Closing, Permitted Liens) and are duly authorized, validly issued, fully paid, non-assessable and free of preemptive rights, rights of first refusal or similar rights.

(c)           None of the Targets has any direct or indirect equity interest in any entity other than, as of the date hereof, the Subsidiary.  The Subsidiary is dormant and has conducted no business operations during the three (3) year period prior to the date of this Agreement.

(d)           During the last three (3) years, none of the Targets had a class of equity security held of record by five hundred (500) or more Persons.

(e)           There are no outstanding options, warrants, rights, calls, subscriptions, agreements, obligations, convertible or exchangeable securities or other commitments, contingent or otherwise, of any kind obligating any Target to issue, directly or indirectly, any additional shares of capital stock or other equity securities.  Other than this Agreement, there (i) are no Contracts relating to the issuance, sale, transfer or voting of any equity securities or other securities of any Target and (ii) is no obligation, contingent or otherwise, of any Target to repurchase, redeem or otherwise acquire any share of its capital stock or its other equity interests.  There are no outstanding stock appreciation, phantom stock, profit participation or similar rights with respect to any Target.  There are no bonds, debentures, notes or other Indebtedness of any Target having the right to vote or consent (or, convertible into, or exchangeable for, securities having the right to vote or consent) on any matters on which stockholders (or other equityholders) of any Target may vote.

(f)           Seller has delivered to Buyer true, correct and complete copies of the certificates of incorporation or articles of association and by-laws or comparable organizational documents of each Target in each case as amended and in effect on the date hereof.  The minute books of each Target contain accurate and complete records, in all material respects, of all meetings held and corporate action taken on behalf of the Target by its stockholders and directors during the past three (3) years.

Section 3.03                      No Conflicts.  The execution and delivery of this Agreement, the other Transaction Agreements to be executed and delivered by Seller and the performance by Seller of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by Seller herein or therein, do not and will not (i) violate any provision of the organizational documents of any of the Target, (ii) violate or result in a default (with or without notice or lapse of time, or both) under, in any material respect, or give rise to a right of termination, cancellation or any acceleration of any material obligation or the loss of or material adverse change to a material benefit under, or result in the imposition or creation of any Liens upon any of the Targets’ assets under any provision of any Material Contract or material Permit or (iii) violate in any material respect any Law which has a material impact on the Targets or the Business.  Seller represents and warrants that the consents listed on Schedule 3.03 which are marked with an “*” will have been obtained prior to or at Closing.

Section 3.04                      Financial Statements; No Undisclosed Liabilities; Corporate Records.

(a)           Seller has provided Buyer with true, correct and complete copies of the following: the audited consolidated balance sheets of the Target Companies as at December 31, 2008, December 31, 2009 and December 31, 2010, and the related audited consolidated statements of income and of cash flows of the Target Companies for the years then ended, and the unaudited quarterly consolidated balance sheets of the Target Companies as at March 31, June 30, September 30 and December 31, 2009, March 31, June 30, September 30, and December 31, 2010 and March 31, and June 30, 2011, and the related unaudited quarterly consolidated statements of income and of cash flows of the Target  Companies for the quarters then ended (collectively, the “Financial Statements”).  Except as set forth in the notes thereto, such Financial Statements were prepared in accordance with GAAP and fairly present in all material respects the financial condition, and results of operation and cash flows of the Target Companies as of the respective dates and for the periods covered thereby, subject, in the case of unaudited quarterly financial statements, to normal year-end adjustments, none of which, individually or in the aggregate, are material.

(b)           No Target has any Indebtedness or Liabilities other than (i) those reflected in, reserved against or otherwise specifically described in the Financial Statements, (ii) those incurred in the ordinary course of business since June 30, 2011, (iii) those that are not required by GAAP to be reflected on a balance sheet or the notes thereto, or (iv) those that are otherwise immaterial.

Section 3.05                      Business and Assets.  The Business is the only business operation currently carried on by the Targets.  Except as does not materially impact the Business, the properties and assets, whether tangible or intangible, of the Targets are in reasonable condition and state of repair and are sufficient to operate the Business as currently conducted.  Each Target has good and marketable title to, valid and enforceable leasehold interests in, or a valid and enforceable license to, all of its tangible assets and properties that are material to the Business, free and clear of all Liens (other than Statutory Liens and Permitted Liens).  Each Target has good and marketable title to all other assets owned by it that are material to the Business, in each case free and clear of any Liens (other than Statutory Liens and Permitted Liens).  This Section 3.05 does not apply to Intellectual Property, which is addressed exclusively in Section 3.06 or real property matters, which are addressed exclusively in Section 3.16.

Section 3.06                      Intellectual Property.

(a)           The Knowledge of Seller, (A) no Target has infringed or misappropriated any Intellectual Property rights of any third party and (B) the use or practice of the Targets’ Intellectual Property in the manufacture, license, reproduction, marketing, importation, offer for sale, sale, use or distribution of the products of the Business and the current business practices and methods of the Targets do not constitute unauthorized use or misappropriation of or infringe any Intellectual Property of any Person and do not violate any other right of any Person (including pursuant to any non-disclosure agreements to which the Targets or any of their employees or former employees is a party).  Since January 1, 2008, no Target has received any written notice alleging any such unauthorized use, infringement or misappropriation by such Target in respect of any Intellectual Property that is material to the Business.  No Target is the subject of any pending or, to the Knowledge of Seller, threatened Action which involves a claim of infringement, unauthorized use, misappropriation, dilution or violation by any Person against any Target.  To the Knowledge of Seller, no third party has during the three (3) year period prior to the date hereof infringed, violated, misused or misappropriated, nor is infringing, violating, misusing or misappropriating any Intellectual Property of any Target, and no such claims to have made in writing against any Person by Seller or any Target.

(b)           Each of the Targets owns exclusively, free and clear of all Liens (other than Permitted Liens), all of the Intellectual Property owned by it.  To the Knowledge of Seller, each of the Targets owns or has a valid license, sublicense, agreement, or permission to use, all Intellectual Property material to, or otherwise necessary for, the operation of the Business as conducted in the ordinary course of business.  All Intellectual Property owned by the Targets immediately prior to the Closing hereunder will be owned by such Targets on identical terms and conditions immediately subsequent to the Closing hereunder.

(c)           Schedule 3.06(c) identifies each issued Patent, registered Mark, or registered Copyright, internet domain name or other registration which has been issued to a Target and identifies each pending Patent application or other application for registration which any of the Targets has made with respect to any of its Intellectual Property and the date and jurisdiction of registration or application with respect to each such Patent, Mark, Copyright or other registration.

(d)           With respect to each item of Intellectual Property identified in Schedule 3.06(d):

(i)           the item is not subject to any outstanding Governmental Order; and

(ii)           no Action is pending or, to the Knowledge of Seller, threatened which challenges the validity, enforceability, use, or ownership of the item.

(e)           Except with respect to licenses of commercial off-the-shelf Software available on reasonable terms for a license fee of no more than $100,000, the Targets are not required, obligated, or under any liability whatsoever, to make any payments by way of royalties, fees or otherwise (except for maintenance and renewal fees to be paid to the U.S. Patent and Trademark Office and other Governmental Authorities) to any owner, licensor of, or other claimant to, any Intellectual Property, or any other Person, with respect to the use thereof or in connection with the conduct of the Business as currently conducted.

(f)           Schedule 3.06(f) sets forth a complete and accurate list of all Contracts to which any Target is a party (i) granting (from or to any Target) any Intellectual Property license other than licenses of commercial off-the-shelf Software available on commercially reasonable terms for a license fee of no more than $100,000 or licenses of Intellectual Property by a Target made on standard terms and conditions that accompany the Target’s products or (ii) containing an agreement to indemnify any other Person against any claim of infringement, unauthorized use, misappropriation, dilution or violation of the Targets’ Intellectual Property other than such agreements to indemnify made on standard terms and conditions that accompany the Target’s products.  Seller has delivered, or caused to be delivered, to Buyer true, correct and complete copies of each Contract set forth on Schedule 3.06(f) together with all amendments, modifications or supplements thereto.

(g)           The Targets are following reasonable security measures to protect the secrecy, confidentiality and value of all the Targets’ Trade Secrets and any other non-public, proprietary, confidential information related to the Business, including invention disclosures not covered by any Patents, which measures are reasonable in the industry in which the Targets operate.  Except as set forth in any Material Contract, there are no agreements between any Target and any third parties related to Trade Secrets or other Confidential Information used in the manufacture, license, reproduction, marketing, importation, offer for sale, sale, use or distribution of the products of the Business, and the current business practices and methods of the Targets.

(h)           No Software used by the Targets in operating the Business has manifested any problem, error or bug which has a material impact on the operation of the Targets.  The Targets are not obligated or otherwise required to make any disclosure or general availability of source code relating to the material Software used or developed by or for the Targets.

Section 3.07                      Tax Matters.  Except as disclosed in Schedule 3.07,

(a)           Each of the Targets has (i) timely filed, or caused to be timely filed, all income Tax Returns and all other material Tax Returns that it was required to file (taking into account any applicable extensions) and (ii) timely paid or caused to be timely paid all Taxes (whether or not such Taxes were shown as due and payable on such Tax Returns) other than immaterial Taxes.  All such Tax Returns were correct and complete in all material respects.  There are no Liens for Taxes on any of the assets of any of the Targets other than Permitted Liens and Statutory Liens.

(b)           No deficiencies for Taxes or other assessments relating to Taxes have been claimed or assessed against any of the Targets and are still outstanding.  There are no ongoing, pending or, to the Knowledge of Seller, threatened audits relating to the Liability of any of the Targets for any Taxes, and there are no matters under discussion with any Governmental Authority with respect to the Liability of any of the Targets for any Taxes.  No power of attorney has been executed by or on behalf of any of the Targets with respect to any matters relating to Taxes that is currently in force.  No extension or waiver of a statute of limitations relating to Taxes is in effect with respect to any of the Targets.  No claim or nexus inquiry has been made by a Governmental Authority in a jurisdiction where any of the Targets do not file Tax Returns that any of the Targets is or may be subject to taxation by that jurisdiction.

(c)           None of the Targets will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any period (or any portion thereof) ending after the Closing Date as a result of any: (i) change in method of accounting for a taxable period (or portion thereof) ending on or before the Closing Date, including under Section 481(a) of the Code or any comparable or similar provision of state, local, or foreign Law, which change is implemented prior to the Closing Date; (ii) installment sale or other open transaction disposition made prior to the Closing Date; (iii) prepaid amount received prior to the Closing Date; (iv) closing agreement described in Section 7121 of the Code or any comparable or similar provision of state, local or foreign Law executed prior to the Closing Date; or (v) Indebtedness discharged in connection with any election under Section 108(i) of the Code.

(d)           None of the Targets has (i) engaged in a “reportable transaction,” as defined in Section 6707A(c)(1) of the Code or Treasury Regulation Section 1.6011-4(b), or any transaction requiring disclosure under a comparable or similar provision of state, local or foreign Law, (ii) ever been a member of a consolidated, combined, unitary or aggregate group of corporations within the meaning of Section 1504 of the Code or any comparable or similar provision of state, local or foreign Law, (iii) been the “distributing corporation” or the “controlled corporation” (in each case, within the meaning of Section 355(a)(1) of the Code) with respect to a transaction described in or intended to be governed by Section 355 of the Code (A) within the two-year period ending as of the date of this Agreement, or (B) in a distribution that could otherwise constitute part of a “plan” or “series of related transactions” (within the meaning of Section 355(e) of the Code) that includes the transactions contemplated by this Agreement, or (iv) any actual or potential Liability under Treasury Regulation Section 1.1502-6 or any comparable or similar provision of state, local or foreign Law, as a transferee or successor, or as a result of any contractual obligation (other than pursuant to any customary commercial Contracts not primarily related to Taxes), for any Taxes of any Person other than each of the Targets.

(e)           None of the Targets is a party to or bound by any tax-indemnity, tax-sharing, or tax-allocation agreement other than any such agreements that are pursuant to customary commercial Contracts not primarily related to Taxes.

(f)           Each of the Targets has timely withheld or collected and timely paid over to the appropriate Governmental Authority (or each is properly holding for such timely payment) all Taxes required by Law to be withheld or collected by them in connection with any amounts paid or owing to any employee, independent contractor, creditor, stockholder, or other third party.

(g)           The representations and warranties in this Section 3.07 and Section 3.13 are the sole representations and warranties of Seller with respect to Taxes or Tax matters.

(h)           The representations of Seller made in this Section 3.07 (other than in Sections 3.07(c) and (e)) refer only to the past activities of the Targets and are not intended to serve as representations to, or a guarantee of, nor can they be relied upon for with respect to, Taxes attributable to any Tax periods (or portions thereof) beginning after, or Tax positions taken after, the Closing Date.

(i)           Schedule 3.07(i) lists all Tax Returns filed by any of the Targets that, to the Knowledge of Seller, are subject of an audit as of the date hereof.

(j)           Neither of the Targets is, nor during the last three (3) years has been, a “United States real property holding corporation” within the meaning of Section 897(c)(2) of the Code.

(k)           Neither of the Targets has, or has had (during any taxable period remaining open for the assessment of Tax by any applicable Governmental Authority under its applicable statute of limitations) any permanent establishment in any jurisdiction outside of the United States.

(l)           To the Knowledge of Seller, neither Target has Liabilities under any state abandonment or unclaimed property, escheat or similar Law.

(m)           Neither Target has any Liabilities in respect of violations under Section 409A of the Code (other than the obligation to withhold applicable Taxes from payments to employees).

Section 3.08                      Contracts and Commitments.

(a)           Schedule 3.08(a) lists the following Contracts to which any of the Targets is a party as of the date of this Agreement (the “Material Contracts”):

(i)           Real Property Leases;

(ii)          Contracts required to be classified by the Targets as capitalized leases in accordance with GAAP;

(iii)         Contracts relating to the acquisition or disposition directly or indirectly (by merger or otherwise) by the Targets of any business, capital stock or material assets of any Person in an amount in excess of $2,500,000;

(iv)         any material licenses, sublicenses, agreements or permissions with respect to any Intellectual Property owned or used by any of the Targets, other than any licenses for “off the shelf” or generally commercially available Software that have clickwrap, shrinkwrap or other standard terms and conditions or licenses of Intellectual Property by a Target made on standard terms and conditions that accompany the Target’s products;

(v)          sales or distribution Contracts with annual payments by the Targets in an amount in excess of $250,000;

(vi)         Contracts granting a power of attorney to any Person;

(vii)        Contracts prohibiting any of the Targets from freely engaging in any business or competing in any geographic area;

(viii)       Contracts involving any of the Targets on the one hand and any of the directors, officers, employees, equityholders or Affiliates of any of the Targets on the other;

(ix)          Contracts that contain a right of first refusal or right of first offer;

(x)           Contracts containing most favored nations provisions;

(xi)          any partnership agreement, strategic alliance, joint venture agreement or Contract involving the sharing of profits and losses;

(xii)           Contracts with any Governmental Authority;

(xiii)          Contracts providing for severance, retention, change in control or other similar payments;

(xiv)          Contracts for the employment or engagement of any individual on a full time, part time or consulting or other basis, including as an agent or sales representative, providing annual compensation in excess of $100,000;

(xv)           Contracts that involve any exchange traded, over-the-counter or other swap, hedge, cap, floor, collar, futures contract, forward contract, option or other derivative financial instrument, based on any commodity, security, financial instrument, interest rate or index, whether tangible or intangible, including commodities, currencies, interest rates, foreign currency and indices;

(xvi)          Other than any such Contracts that will be paid off or terminated or will no longer be binding on the Targets or the Business at or prior to the Closing, Contracts relating to the incurrence, assumption, surety or guarantee of any Indebtedness with principal amount greater than $250,000 or imposing a Lien (other than a Permitted Lien) on any of the assets of any Target, such as indentures, guarantees, loan or credit agreements, sale and leaseback agreements, purchase money obligations incurred in connection with the acquisition of any material property, mortgages, pledges, security agreements, or conditional sale or title retention agreements;

(xvii)         Contracts under which any Target has made advances or loans to any other Person (other than advances to employees, and sales terms extended to customers, distributors, dealers and resellers in the ordinary course of business) in an amount greater than $100,000;

(xviii)        Any agreements with any labor union or association representing any employee of the Targets; and

(xix)           Contracts not otherwise required to be listed in this Schedule 3.08(a) that require any of the Targets to make annual payments of more than $500,000 or receive annual payments of more than $500,000, or that involved payments of more than $300,000 per annum and are not terminable without penalty within a period of one hundred eighty (180) days.

(b)           Each of the Material Contracts is a legal, valid and binding agreement of each of the Targets party thereto, and (assuming due authorization, execution and delivery by each of the other parties to such Material Contracts) constitutes the legal, valid and binding obligation of such Targets, and is enforceable against such Targets in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles and to the termination or expiration of such Material Contract.  None of the Targets is in default under, in breach of, or in receipt of any claim of default or breach under, in any material respect, any Material Contract to which it is a party. To the Knowledge of Seller, as of the date hereof (other than with respect to those Material Contracts listed in Schedule 3.08(c), for which this sentence shall be true as of the Closing), no other party is in default under, or in breach of, in any material respect, any Material Contract.  To the Knowledge of Seller, no event has occurred that with the lapse of time or the giving of notice or both would (i) constitute a breach or default in any material respect of any Target, or (ii) as of the date hereof (other than with respect to those Material Contracts listed in Schedule 3.08(c), for which this sentence shall be true as of the Closing), constitute a breach or default in any material respect of any other party thereunder.  As of the date hereof (other than with respect to those Material Contracts listed in Schedule 3.08(c), for which this sentence shall be true as of the Closing), no party to any Material Contract has exercised any termination rights with respect thereto, and no party has given written notice of any material dispute with respect to any of the Material Contracts.  Seller has provided Buyer true, correct and complete copies of each Material Contract, together with all material amendments, modifications or supplements thereto that have been entered into as of the date hereof or will be entered into prior to Closing.

Section 3.09                      Litigation.  Except as disclosed on Schedule 3.09, as of the date hereof, there is no Action pending or, to the Knowledge of Seller, threatened against any Target (or to the Knowledge of Seller, pending or threatened against any of the officers, directors or key employees of any Target with respect to their business activities on behalf of the Targets).  As of Closing, there will be no Action pending or, to the Knowledge of Seller, threatened against any Target (or to the Knowledge of Seller, pending or threatened against any of the officers, directors or key employees of any Target with respect to their business activities on behalf of the Targets) that would result in a material Liability or have a material impact on the Business.  No Target is subject to any Governmental Order, and no Target is in breach or violation in any material respect of any Governmental Order.  As of the date hereof, no Target is a plaintiff in any legal action to recover monies due it or for damages of more than $500,000.

Section 3.10                      Compliance with Laws.  Except as disclosed on Schedule 3.10, each of the Targets is, and has been for the last three (3) years in compliance in all material respects with all Laws applicable to them or the Business.  To the Knowledge of Seller, no Governmental Authority is currently conducting or has any intention to conduct any investigation, inquiry, audit or review related to any of the Targets that would have a material impact on the Business.

Section 3.11                      Permits.  The Targets hold all Permits that are required for, and are material to, the ownership of the assets and properties currently owned by the Targets and the conduct of the Business as it is currently conducted.  All of such Permits are in full force and effect.  The Targets are, and have been for the last three (3) years, in compliance in all material respects with each such Permit.  No loss or expiration of any such Permit is pending or, to the Knowledge of Seller, threatened to occur within eighteen (18) months following the date hereof.

Section 3.12                      Insurance.  Schedule 3.12 contains a list of all material insurance policies and material fidelity bonds maintained by the Targets with respect to their respective properties and assets and with respect to the Business.  None of the Targets is in default in any material respect of its obligations under any such insurance policies.  Such material insurance policies are in full force and effect subject to the termination or expiration of such insurance policies in accordance with the terms thereof.  For one (1) year prior to the date hereof, there have been no material claims pending under any such policy as to which coverage has been questioned, denied or disputed.  Excluding insurance policies that have expired and been replaced in the ordinary course of business, no material insurance policy has been cancelled within the last year prior to the date hereof and, to the Knowledge of Seller, no threat has been made to cancel any insurance policy of any Target during such period.

Section 3.13                      Employee Benefits.

(a)           Schedule 3.13(a) sets forth as of the date hereof a complete list of each Employee Benefit Plan and indicates each Employee Benefit Plan which may provide for an Employee Transaction Payment along with the name of the individual eligible for the Employee Transaction Payment and a good faith estimate of the amount of each such payment as of the date hereof. “Employee Benefit Plans” means (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) each other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock appreciation rights, phantom stock, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, severance or other benefit plan, program, arrangement or agreement and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements, and in the case of each of clauses (i) through (iii), (A) is material, whether written or, to the Knowledge of Seller, oral, whether qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, and (B) which is maintained, administered, contributed to or required to be contributed to by the Targets or any of their subsidiaries, or to which the Targets or any of their subsidiaries make or are required to make payments, transfers, or contributions, and in each case along with any trust, escrow, or similar agreement related thereto, whether or not funded.

(b)           Schedule 3.13(b) sets forth as of the date hereof a complete list of each Parent Employee Benefit Plan.  “Parent Employee Benefit Plans” means, except for any Employee Benefit Plan, (i) all “employee benefit plans,” as defined in Section 3(3) of ERISA, (ii) each other bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, stock appreciation rights, phantom stock, retirement, vacation, employment, disability, death benefit, hospitalization, medical insurance, life insurance, severance or other benefit plan, program, arrangement or agreement and (iii) all other employee benefit plans, contracts, programs, funds, or arrangements, and in the case of each of clauses (i) through (iii), (A) is material, whether written or, to the Knowledge of Seller, oral, whether qualified or nonqualified, funded or unfunded, foreign or domestic, currently effective or terminated, (B) which is maintained, administered, contributed to or required to be contributed to by Seller or any of its subsidiaries or any member of the Controlled Group, or to which Seller or any of its subsidiaries or any member of the Controlled Group makes or is required to make payments, transfers, or contributions, and (C) which is under, pursuant to, or with respect to which, the Targets or any of their subsidiaries have any liability, or in which any employees of the Targets participate, and in each case along with any trust, escrow, or similar agreement related thereto, whether or not funded.

(c)           Copies of the following materials have been provided to Buyer:  (i) all currently effective plan documents for each Employee Benefit Plan (including all amendments thereto), (ii) all currently effective determination or opinion letters from the IRS with respect to any of the Employee Benefit Plans, (iii) all current summary plan descriptions, summaries of material modifications, annual reports, summary annual reports, Form 5500’s, Tax Returns, valuations reports, financial statements, and other written interpretations of or with respect to any of the Employee Benefit Plans, (iv) all current trust agreements, insurance contracts, and other documents relating to the funding or payment of benefits under any Employee Benefit Plan, and (v) any other documents, forms or other instruments relating to any Employee Benefit Plan reasonably requested by Buyer.

(d)           Each Employee Benefit Plan has been maintained, operated, and administered in compliance in all material respects with its terms and any related documents or agreements and in compliance in all material respects with all applicable Laws.  There have been no prohibited transactions or breaches of any of the duties imposed on “fiduciaries” (within the meaning of Section 3(21) of ERISA) with respect to the Employee Benefit Plans where the unpaid Liability of the Targets with respect to either would be material.

(e)           Each Employee Benefit Plan that is maintained outside of the United States (a “Non-US Plan”) complies in all material respects with all applicable Laws (including Laws regarding the form, funding and operation of the Non-US Plan).  Where applicable, the Financial Statements reflect the Non-US Plan Liabilities and accruals for contributions required to be paid to the Non-US Plans, in accordance with applicable generally accepted accounting principles consistently applied.  All contributions required to have been made to all Non-US Plans as of the Closing will have been made as of the Closing.

(f)           Each Employee Benefit Plan intended to be qualified under Section 401(a) of the Code has been determined by the IRS to be so qualified, and each trust created thereunder has been determined by the IRS to be exempt from tax under the provisions of Section 501(a) of the Code, and to the Knowledge of Seller, nothing has occurred since the date of any such determination that could reasonably be expected to give the IRS grounds to revoke such determination.

(g)           None of Seller, the Targets, or any of their subsidiaries, nor any member of the Controlled Group currently has any liability with respect to a “defined benefit plan” as defined in Section 3(35) of ERISA, a pension plan subject to the funding standards of Section 302 of ERISA or Section 412 of the Code,  a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 414(f) of the Code or a “multiple employer plan” within the meaning of Section 210(a) of ERISA or Section 413(c) of the Code.

(h)           Each group health plan benefitting any current or former employee of one of the Targets or of their subsidiaries that is subject to Section 4980B of the Code, is in compliance in all material respects with the continuation coverage requirements of Section 4980B of the Code and Part 6 of Subtitle B of Title I of ERISA, and each of the Targets and their subsidiaries is in compliance in all material respects with such requirements.

(i)           There is no pending or to the Knowledge of Seller any threatened assessment, audit, complaint, proceeding, or investigation of any kind in any court or government agency or by any Governmental Authority with respect to any Employee Benefit Plan.

(j)           As of the date hereof and as of the Closing Date, all (i) insurance premiums required to be paid with respect to, (ii) benefits, expenses, and other amounts due and payable under, and (iii) contributions, transfers, or payments required to be made to, any Employee Benefit Plan have been paid or made (or to the extent not yet payable, have been properly accrued).

(k)           No Employee Benefit Plan provides death or medical benefits beyond retirement or termination of service, other than (i) coverage mandated by Law or (ii) death or retirement benefits under any Employee Benefit Plan that is intended to be qualified under Section 401(a) of the Code.

(l)           Except as disclosed on Schedule 3.13(l), the execution and/or performance of this Agreement and/or the consummation of the transactions contemplated by this Agreement will not, alone or in conjunction with any other event, (i) entitle any current or former employee or consultant of the Targets to any payment, vesting, distribution or increase in benefits (whether of severance pay or otherwise) under or with respect to any Employee Benefit Plan or Parent Employee Benefit Plan or any other plan, agreement or arrangement, or otherwise trigger any acceleration (of vesting or payment of benefits or otherwise) under or with respect to any Employee Benefit Plan or Parent Employee Benefit Plan or any other plan, agreement or arrangement or (ii) result in or cause the payment or provision of benefits which are “excess parachute payments” as the term is defined in Section 280G of the Code.

(m)           None of the Targets or any of their subsidiaries has agreed or committed to institute any plan, program, arrangement or agreement for the benefit of employees or former employees of any of the Targets or any of their subsidiaries, other than the Employee Benefit Plans, or to make any amendments to any of the Employee Benefit Plans.

(n)           No Employee Benefit Plan provides any individual with an indemnification, “gross up” or similar payment in respect of any Taxes that may become payable under Section 409A or Section 4999 of the Code.  With respect to each Employee Benefit Plan and Parent Employee Benefit Plan that is a “nonqualified deferred compensation plan” within the meaning of Section 409A(d)(1) of the Code and is subject to Section 409A of the Code, (A) the written terms of such Employee Benefit Plan and Parent Employee Benefit Plan have at all times since January 1, 2009 been in compliance in all material respects with Section 409A of the Code and applicable guidance thereunder, and (B) such Employee Benefit Plan or Parent Employee Benefit Plan has, at all times while subject to Section 409A of the Code, been operated in compliance in all material respects (or, with respect to periods prior to January 1, 2009, in good faith compliance) with Section 409A of the Code and applicable guidance thereunder.  With respect to each Employee Benefit Plan or Parent Employee Benefit Plan that is intended not to be subject to Section 409A of the Code, the Targets and their subsidiaries have used their reasonable good faith efforts to cause such Employee Benefit Plan or Parent Employee Benefit Plan to be excluded from the application of Section 409A of the Code and, to the Knowledge of Seller, no action has occurred that could cause such Employee Benefit Plan to be subject to Section 409A of the Code.

Section 3.14                      Employees and Labor Matters.  With respect to the employees of the Targets:

(a)           No employees of the Targets are represented by a union or other collective bargaining entity;

(b)           There has not occurred, or to the Knowledge of Seller, been threatened a labor strike, request for representation, work stoppage, slowdown, lockout or other concerted labor dispute by any employees of the Targets in the three (3) years prior to the date of this Agreement; and

(c)           Seller has not received, in the year prior to the date of this Agreement, written notice of any charges with respect to any employees of the Targets before any Governmental Authority responsible for the prevention of unlawful employment practices, except for any such matter as would not result in a material Liability or have a material impact on the Business.

(d)           For the past year, neither of the Targets has taken any action that did constitute (or could have constituted) a “mass layoff”, “employment loss”, or “plant closing” within the meaning of the Worker Adjustment and Retraining Notification Act of 1988, as amended.

Section 3.15                      Environmental Laws.

(a)           Each of the Targets is, and for the past five years has been, in compliance in all material respects with all Environmental Laws and Environmental Permits.  No claim has been filed, commenced or threatened against it alleging any failure so to comply and no Target has received any notice, alleging that any Target may be in violation of any Environmental Law (including violation of any Environmental Permit) or may have any material Environmental Costs and Liabilities or an obligation to conduct any material Remedial Action under any Environmental Law.  No Target has received any request for information or other inquiry from a Governmental Authority related to any material non-compliance with or potential material Environmental Costs and Liabilities or an obligation to conduct any material Remedial Action under any Environmental Law.  No Action is pending or threatened in writing to revoke, modify or terminate any Environmental Permit.

(b)           None of the Targets has generated, treated, stored, released, transported or arranged for transportation or disposal of any Hazardous Material at, to or from any location except (i) in a manner that would not reasonably be expected to result in any Target incurring material Environmental Costs and Liabilities or an obligation to conduct any material Remedial Action, and (ii) in compliance in all material respects with all Environmental Laws.  During any Target’s use or operation upon any Leased Real Property, there has been no Release of any Hazardous Material in, on, under, or emanating from or onto any Leased Real Property that would reasonably be expected to result in any Target incurring material Environmental Costs and Liabilities or an obligation to conduct any material Remedial Action.

(c)           No Target has any material Liability under any Environmental Law.

(d)           No Target is the subject of any pending or outstanding written order, or Contract with any Governmental Authority or Person respecting (i) any non-compliance with Environmental Laws, (ii) Remedial Action or (iii) any Release of a Hazardous Material for which any material obligations remain outstanding.

(e)           No Target has constructed, installed or operated any, and to the Knowledge of Seller, there is not located at any of the Leased Real Properties, or at any property previously owned, operated or leased by any Target or related to the Business, any (i) underground storage tanks, (ii) landfill, (iii) surface impoundment, (iv) asbestos-containing material or (v) equipment containing polychlorinated biphenyls, except those that, where present, could not reasonably be expected to result in any material Environmental Costs and Liabilities or any obligation to conduct any material Remedial Actions and are in compliance in all material respects with Environmental Laws.

(f)           Seller has made available to Buyer all material audits, studies, reports, analyses and results of investigations, in Seller’s possession, custody or control, that have been performed with respect to the environmental condition of any currently or previously owned, leased or operated properties of any Target or with respect to the Business’s compliance with Environmental Laws.

Section 3.16                      Real Property.  None of the Targets currently owns any real property.  Schedule 3.16 sets forth a description of all real property leased to, licensed to or otherwise used or occupied by any of the Targets (the “Leased Real Property”).  A true and correct copy of each lease, sublease, license or occupancy agreement, and any amendments thereto (the “Real Property Leases”) regarding each such Leased Real Property has been made available to Buyer.  All of the Leased Real Property is used or occupied by the Targets pursuant to a Real Property Lease.  All buildings, material fixtures and material improvements located at the Leased Real Property are in reasonable operating condition and repair, without material structural defects, and all material mechanical and other systems located thereon or therein are in reasonable operating condition, and no condition exists that would require the Targets to incur any material expenditure to repair or correct.

Section 3.17                      Relationships with Affiliates. No Target is a party to any transaction or Contract with Seller or any of Seller’s Affiliates (other than the Targets).

Section 3.18                      Anti-Corruption Laws.

(a)           None of the Targets or, to the Knowledge of Seller, their respective Representatives has, directly or indirectly, offered, paid, authorized, or ratified any bribe, kickback, or other illicit payment in violation of any applicable Law, including the Foreign Corrupt Practices Act of 1977, the Bribery Act of 2010 of the United Kingdom, the Convention on Combating Bribery of Foreign Officials in International Business Transactions, any Laws prohibiting commercial bribery, or any other applicable anti-corruption Law (collectively, the “Anti-Corruption Laws”).

(b)           None of the Targets or, to the Knowledge of Seller, their respective Representatives has corruptly or otherwise illegally offered, paid, promised to pay, or authorized the payment of any money, or offered, given, promised to give, or authorized the giving of anything of value to: (i) any Governmental Official for purposes of (1) (A) influencing any act or decision of such Governmental Official in his or her official capacity, (B) inducing such Governmental Official to do or omit to do any act in violation of the lawful duty of such Governmental Official or (C) securing any improper advantage, or (2) inducing such Governmental Official to use his or her influence in order to assist any of the Targets in obtaining or retaining their respective business for or with, or directing their respective businesses to, any Person; (ii) any political party or official thereof or any candidate for political office for purposes of (1) (A) influencing any act or decision of such party, official, or candidate in its or his or her official capacity, (B) inducing such party, official, or candidate to do or omit to do an act in violation of the lawful duty of such party, official, or candidate or (C) securing any improper advantage, or (2) inducing such party, official, or candidate to use its or his or her influence with a Governmental Authority to affect or influence in order to assist any of the Targets in obtaining or retaining their respective businesses for or with, or directing business to, any Person; or (iii) any Person, while knowing that all or a portion of such money or thing of value will be offered, given, or promised, directly or indirectly, to any Governmental Official, to any political party or official thereof, or to any candidate for political office, for purposes of (1) (A) influencing any act or decision of such Governmental Official, political party, party official, or candidate in his or her or its official capacity, (B) inducing such Governmental Official, political party, party official, or candidate to do or omit to do any act in violation of the lawful duty of such Governmental Official, political party, party official, or candidate or (C) securing any improper advantage, or (2) inducing such Governmental Official, political party, party official, or candidate to use his or her or its influence to affect or influence any act or decision of such Governmental Authority, in order to assist any of the Targets in obtaining or retaining their respective businesses for or with, or directing their respective businesses to, any Person.

(c)           There have been no false or fictitious entries made in the books or records of the Targets relating to any offer, payment, promise to pay, or authorization of the payment of any money, or offer, gift, promise to give, or authorization of the giving of anything of value, including any bribe, kickback or other illegal or improper payment, and none of the Targets has established or maintained a secret or unrecorded fund.

(d)           The Targets maintain policies and procedures reasonably designed to ensure compliance with the applicable Anti-Corruption Laws by such Targets.

(e)           The Targets have complied in all material respects with all applicable U.S. requirements and restrictions relating to the export, transshipment, reexport and other transfers of U.S. origin commodities, software, technology and services.

Section 3.19                      Absence of Certain Developments.

(a)           Between January 1, 2011 and the date hereof the Targets have conducted the Business in the ordinary course of Business in all material respects and there has not been a Material Adverse Effect.

(b)           Except as contemplated by this Agreement, between January 1, 2011 and the date hereof:

(i)            there has not been any damage, destruction or casualty Loss, whether or not covered by insurance with respect to the any of the Targets’ respective assets having a replacement cost of more than $500,000 for any single Loss or $1,000,000 for all such Losses;

(ii)           no Target has entered into any employment, deferred compensation, severance or similar agreement (nor amended any such agreement) or agreed to increase the compensation payable or to become payable by it to any employees, agents or Representatives related to the Business or agreed to increase the coverage or benefits available under any severance pay, termination pay, vacation pay, company awards, salary continuation for disability, sick leave, deferred compensation, bonus or other incentive compensation, insurance, pension or other Employee Benefit Plan, payment or arrangement made to, for or with such employees, agents or representatives related to the Business, other than in each case, in the ordinary course of business or as required by Law;

(iii)           no Target has (A) made, changed or rescinded any election relating to Taxes, (B) settled or compromised any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, or consented to any waiver of the statute of limitations thereof, (C) except as required by Law, made any change to any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns, (D) changed any annual Tax accounting period, (E) adopted or changed any method of Tax accounting, (F) obtained any Tax ruling or entered into any closing agreement or taken any affirmative action to surrender any right to claim a material Tax refund, offset or other reduction in Tax Liability, or (G) amended any material Tax Returns or filed claims for any material Tax refunds except as set forth on Schedule 3.19(b)(iii);

(iv)           no Target has made or committed to make any capital expenditures in excess of $500,000 individually or $1,500,000 in the aggregate; and

(v)           no Target has instituted or settled any Action resulting in an expenditure in excess of $500,000 in the aggregate.

Section 3.20                      Accounts and Notes Receivable and Payable.

All accounts and notes receivable reflected in the Financial Statements have arisen from bona fide transactions in the ordinary course of business.

Section 3.21                      Suppliers.

(a)           Schedule 3.21 sets forth a list of the ten (10) largest suppliers of the Business, as measured by the dollar amount of purchases therefrom, during the fiscal year ended December 31, 2010.

(b)           As of the date hereof, other than as is not material to the Business, no supplier listed on Schedule 3.21 has terminated its relationship with any Target or materially increased the pricing (other than any increases in pricing related to price fluctuations of raw materials or other commodities) or other terms of its business with any Target and no supplier listed on Schedule 3.21 has notified any Target or Seller that it intends to terminate, or materially increase the pricing (other than any increases in pricing related to price fluctuations of raw materials or other commodities) or materially adversely impact other terms of its business with any Target (other than any termination which may occur upon expiration of an applicable Contract in accordance with its terms).

Section 3.22                      Inventories.The finished goods inventories of the Targets are in good and marketable condition, and are saleable in the ordinary course of business, and constitute sufficient quantities for the operation of the Business in the ordinary course.

Section 3.23                      Product Warranty; Product Liability.

(a)           To the Knowledge of Seller, with respect to the one (1) year period prior to the date of this Agreement, no Target has any material Liability for replacement or repair of any such products or other damages in connection therewith or any other material customer or product obligations not reserved against in the Financial Statements.

(b)           To the Knowledge of Seller, with respect to the one (1) year period prior to the date of this Agreement, no Target has any material Liability arising out of any injury to individuals or property as a result of the ownership, possession, or use of any product designed, manufactured, assembled, repaired, maintained, delivered, sold or installed, or services rendered, by or on behalf of any Target.

ARTICLE IV.
REPRESENTATIONS AND WARRANTIES OF SELLER

Seller represents and warrants to Buyer that the statements contained in this Article IV with respect to Seller are true and correct as of the date of this Agreement and as of the Closing Date, in each case, except as set forth in the Schedules attached hereto.

Section 4.01                      Organization; Corporate Power and Authority.  Seller is a corporation, duly incorporated, validly existing and in good standing under the Laws of Denmark.  Seller has all requisite right, power, authority and full legal capacity to enter into this Agreement, the other Transaction Agreements to be executed and delivered by Seller and all other instruments to be executed and/or delivered by Seller as contemplated hereby and thereby and to carry out and perform its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by Seller herein or therein.  This Agreement and each of the other Transaction Agreements to be executed and delivered by Seller have been duly authorized, executed and delivered by Seller and (assuming due authorization, execution and delivery by each of the other parties hereto and thereto) constitutes the legal, valid and binding obligation of Seller, and is enforceable against Seller in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 4.02                      Ownership of the Shares.  Seller has title to, and is the sole owner of, the Shares, free and clear of all Liens (other than, prior to Closing, Permitted Liens).

Section 4.03                      No Conflict.  Provided all Consents are obtained as described in Schedule 4.03, the execution and delivery by Seller of this Agreement and the other Transaction Agreements and the performance by Seller of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by Seller herein or therein, do not and will not (i) violate any provision of the organizational documents of Seller or (ii) violate any Law by which Seller is bound or subject, except with respect to clauses (i) or (ii) above that would not reasonably be expected to have a material adverse effect on the ability of Seller to perform its obligations under this Agreement and the other Transaction Agreements, including the consummation of the transactions to be consummated by Seller herein or therein.

Section 4.04                      Governmental Filings.  No notices, reports or other filings are required to be made by Seller, nor are any Consents, registrations or Permits required to be obtained by Seller from any Governmental Authority in connection with the execution and delivery by Seller of this Agreement and the other Transaction Agreements and the performance by Seller of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by Seller herein or therein, except for the filings contemplated by Section 6.08 hereof and as may be required under the FD&C Act to document a change of ownership.

Section 4.05                      Closing Consents.  There are no Persons whose Consent is legally or contractually required in connection with the execution and delivery by Seller of this Agreement and the other Transaction Agreements and the performance by Seller of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by Seller herein or therein.

Section 4.06                      Litigation.  There are no Actions pending or threatened against Seller and there are no Governmental Orders imposed on Seller that would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Seller to perform its obligations under this Agreement and the other Transaction Agreements, including the consummation of the transactions to be consummated by Seller herein or therein.

Section 4.07                      No Broker.  No agent, broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or any other commission from Seller or any of its Affiliates in connection with this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby for which Buyer will be responsible.

Section 4.08                      No Other Representations or Warranties.  Except for the representations and warranties contained in Article III and this Article IV, neither Seller nor any of its Affiliates or Representatives has made any other express or implied representation or warranty with respect to the Shares, this Agreement, the transactions contemplated herein, the obligations being transferred in connection with this Agreement and the performance by Seller of its obligations hereunder, or any other matter, and Seller hereby disclaims any other representations or warranties whether made by Seller or any of its Affiliates or Representatives.  Except for the representations and warranties contained in Article III and this Article IV, Seller hereby disclaims all liability and responsibility for any representation, warranty, projection, forecast, budget, estimate, statement, opinion, data, or other information made, communicated or furnished (orally or in writing, including electronically) to Buyer or any of its Affiliates or Representatives (including any of the foregoing that may have been or may be provided to Buyer, its Affiliates or Representatives by Seller, or any of its Affiliates or Representatives).  Seller has made and makes no representations or warranties to Buyer regarding the probable success or future profitability of the Targets or value of the Shares.

ARTICLE V.
REPRESENTATIONS AND WARRANTIES OF BUYER

Buyer represents and warrants to Seller that the statements contained in this Article V with respect to Buyer are true and correct as of the date of this Agreement and as of the Closing Date, in each case, except as set forth in the Schedules attached hereto.

Section 5.01                      Organization; Power and Authority.  Buyer is a corporation, duly incorporated, validly existing and in good standing under the Laws of the State of California.  Buyer has all requisite right, power, authority and full legal capacity to enter into this Agreement, the other Transaction Agreements to be executed and delivered by Buyer and all other instruments to be executed and/or delivered by Buyer, as contemplated hereby and thereby and to carry out and perform its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by Buyer herein or therein.  This Agreement and each of the other Transaction Agreements to be executed and delivered by Buyer have been duly authorized, executed and delivered by Buyer and (assuming due authorization, execution and delivery by each of the other parties hereto and thereto) constitutes the legal, valid and binding obligation of Buyer, and is enforceable against Buyer in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.

Section 5.02                      No Conflict.  The execution and delivery by Buyer of this Agreement and the other Transaction Agreements and the performance by Buyer of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by Buyer herein or therein, do not and will not (i) violate any provision of the organizational documents of Buyer or (ii) violate any Law by which Buyer is bound or subject, except with respect to clauses (i) or (ii) above that would not reasonably be expected to have, individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the other Transaction Agreements, including the consummation of the transactions to be consummated by Buyer herein or therein.

Section 5.03                      Governmental Filings.  No notices, reports or other filings are required to be made by Buyer, nor are any Consents, registrations or Permits required to be obtained by Buyer from any Governmental Authority in connection with the execution and delivery of this Agreement and the other Transaction Agreements, and the performance by Buyer of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by Buyer herein or therein, except for the filings contemplated by Section 6.08 hereof and as may be required under the FD&C Act to document a change of ownership.

Section 5.04                      Closing Consents.  There are no Persons whose Consent is legally or contractually required in connection with the execution and delivery by Buyer of this Agreement and the other Transaction Agreements and the performance by Buyer of its obligations hereunder and thereunder, including the consummation of the transactions to be consummated by Buyer herein or therein.

Section 5.05                      Litigation.  There are no Actions pending or threatened against Buyer and there are no Governmental Orders imposed on Buyer that would reasonably be expected to have,

individually or in the aggregate, a material adverse effect on the ability of Buyer to perform its obligations under this Agreement and the other Transaction Agreements, including the consummation of the transactions to be consummated by Buyer herein or therein.

Section 5.06                      Securities Matters.  The Shares are being acquired by Buyer for its own account, and not with a view to, or for the offer or sale in connection with, any public distribution or sale of the Shares or any interest in them.  Buyer has sufficient knowledge and experience in financial and business matters to be capable of evaluating the merits and risks of its investment in the Shares, and Buyer is capable of bearing the economic risks of such investment, including a complete loss of its investment in the Shares.  Buyer acknowledges that the Shares have not been registered under the United States Securities Act of 1933 (the “Securities Act”) or any securities Laws or any state or other jurisdiction (domestic or foreign), and understands and agrees that it may not sell or dispose of any of the Shares except pursuant to a registered offering in compliance with, or in a transaction exempt from, the registration requirements of the Securities Act and any other applicable securities Laws of any state or other jurisdiction (domestic or foreign).

Section 5.07                      Financial Ability.  Buyer has on the date hereof and will have on the Closing Date sufficient immediately available funds available and the financial ability to pay the Purchase Price and to perform its obligations under this Agreement and the other Transaction Agreements.

Section 5.08                      No Broker.  No agent, broker, finder, investment banker or other Person is entitled to any brokerage, finder’s or other fee or any other commission from Buyer or any of its Affiliates in connection with this Agreement, the other Transaction Agreements or the transactions contemplated hereby or thereby for which Seller or any of the Targets will be responsible.

Section 5.09                      No Other Representations or Warranties.  Except for the representations and warranties contained in this Article V, Buyer has not made any other express or implied representation or warranty with respect to this Agreement, the transactions contemplated herein and the performance by Buyer of its obligations hereunder, or any other matter, and Buyer hereby disclaims any other representations or warranties whether made by Buyer or any of its Affiliates or Representatives.  Except for the representations and warranties contained in this Article V, Buyer hereby disclaims all liability and responsibility for any representation, warranty, statement, opinion, data, or other information made, communicated or furnished (orally or in writing, including electronically) to Seller or any of its Affiliates or Representatives (including any of the foregoing that may have been or may be provided to Seller, its Affiliates or Representatives by Buyer, or any of its Affiliates or Representatives).

ARTICLE VI.
COVENANTS AND AGREEMENTS

Each of the Parties agrees as follows with respect to the period after the date of this Agreement.

Section 6.01                      Interim Operations.

(a)           From the date hereof until the Closing Date or the earlier termination of this Agreement (the “Interim Period”), except as set forth on Schedule 6.01(a) or as contemplated by this Agreement, Seller shall (x) use commercially reasonable efforts to cause the Targets to conduct the Business only in the ordinary course of business in all material respects, (y) use its commercially reasonable efforts to preserve the present business operations of the Business, its work force, and relations with suppliers and customers and (z) cause each of the Targets not to undertake any of the following without Buyer’s written consent (which consent shall not be unreasonably withheld, conditioned or delayed and shall not be required if seeking such consent would violate applicable Law):

(i)           amend its organizational documents;

(ii)          issue, sell, deliver or transfer any of its equity interests or other securities;

(iii)         split, combine, or reclassify any of its outstanding equity interests or repurchase, redeem or otherwise acquire any of its equity interests;

(iv)         adopt a plan of complete or partial liquidation or resolutions providing for or authorizing a liquidation, dissolution, merger, consolidation, restructuring, recapitalization, or other reorganization;

(v)          incur, guarantee, or assume any Indebtedness except for any (A) Indebtedness that will be paid off or terminated or will no longer be binding on the Targets at or prior to the Closing and (B) Intercompany Indebtedness;

(vi)         create, or permit to be created, any Lien (other than a Permitted Lien, a Statutory Lien or a Lien that will be terminated at or prior to the Closing) against any of the material assets or properties of any of the Targets, or allow any such material assets or properties to become subject to any Lien (other than a Permitted Lien, a Statutory Lien or a Lien that will be terminated at or prior to the Closing);

(vii)        sell, transfer, convey or otherwise dispose of any material assets or properties of any of the Targets other than the sale of inventory and the disposition of obsolete assets in the ordinary course of business;

(viii)       fail to maintain its limited liability company, partnership or corporate existence, as applicable, or consolidate with any other Person;

(ix)          acquire all or substantially all of the assets or stock of any other Person;

(x)           purchase any securities of any Person, except for short term investments made in the ordinary course of business;

(xi)          enter into, terminate or amend in any material respect any Material Contract, except any such Material Contract that is entered into, terminated or amended in the ordinary course of business;

(xii)         other than as provided on Schedule 6.01(a)(xii), (A) increase the salary or other compensation of any employee of the Targets or (B) grant any bonus, benefit or other direct or indirect compensation to any employee of the Targets;

(xiii)        other than as provided on Schedule 6.01(a)(xiii), (A) increase the coverage or benefits available under an Employee Benefit Plan, (B) enter into any employment, deferred compensation, severance, special pay, consulting, non-competition or similar agreement or arrangement with any employee of the Targets (or amend any such agreement), or (C) change the number of Persons employed or engaged in the Business (except to the extent employees resign or are terminated in the ordinary course of business); provided, however, that if there is a vacancy in a senior management or similar position, Seller shall cause the Targets not to fill such position (other than with a current or senior manager of the Targets) in the ordinary course of business or otherwise;

(xiv)        (A) make, change or rescind any material election relating to Taxes, (B) settle or compromise any claim, action, suit, litigation, proceeding, arbitration, investigation, audit or controversy relating to material Taxes, or consent to any waiver of the statute of limitations thereof (other than any such settlement, compromise or consent regarding Taxes that are currently subject to an audit), (C) except as may be required by Law, make any change to any of its methods of reporting income or deductions for Tax purposes from those employed in the preparation of its most recently filed Tax Returns, (D) change any annual Tax accounting period, (E) adopt or change any method of Tax accounting, (F) obtain any Tax ruling or enter into any closing agreement or (G) amend any material Tax Returns or file claims for any material Tax refunds (other than any Tax Return currently subject to an audit);

(xv)         enter into any commitment for capital expenditures in excess of those set forth on Schedule 6.01(a)(xv);

(xvi)        institute, settle or compromise any Action, (A) in a manner that would result in any material restrictions on the conduct of the Business as it is currently being conducted or (B) in an amount in excess of $500,000 for any individual Action (other than as to any Action for which such amount is assumed by Seller);

(xvii)       change or modify its current credit, collection or payment policies, procedures or practices in any material respect, including such policies, procedures or practices, acceleration of collections or receivables (whether or not past due) or fail to pay or delay payment of payables or other Liabilities; or

(xviii)      agree to do anything prohibited by this Section 6.01.

(b)           Without in any way limiting Buyer’s or Seller’s rights or obligations under this Agreement, Buyer and Seller understand and agree that (i) during the Interim Period, nothing contained in this Agreement shall give Buyer, directly or indirectly, the right to control or direct the operation of the Business and (ii) during the Interim Period, Seller and the Targets shall exercise, consistent with the terms and conditions of this Agreement, complete control and supervision over their respective businesses and operations.

Section 6.02                      Access of Buyer.

(a)           During the Interim Period, Seller shall provide, and shall cause the Targets to provide, Buyer and its Affiliates and Representatives with reasonable access, as Buyer may reasonably request during regular business hours and upon reasonable advance notice, to (i) their respective personnel, officers and directors, (ii) the Books and Records, Permits, Contracts and other information of the Targets or otherwise related to the Business and (iii) the offices, plants, facilities and properties of the Targets, in each case, as Buyer may reasonably require in relation to Buyer’s obligations and rights hereunder; provided, however, that (w) such access does not unreasonably interfere with the operations of Seller or its Affiliates or the safe commercial operations of the Targets, (x) Buyer shall, and shall cause its authorized Affiliates and Representatives to, observe and comply with all health, safety and security requirements at any plants and other facilities of the Targets that they may access, (y) Buyer and its authorized Affiliates and Representatives shall not be entitled to collect any air, soil, surface water, ground water or building material samples nor to perform any invasive or destructive sampling on any plants and other facilities of the Targets to which they may access and (z) Seller shall have the right to have a Representative of its choice present at all times during any such inspections conducted at or on the offices, plants, facilities or properties of any of the Targets.

(b)           Notwithstanding anything to the contrary in this Section 6.02, (i) Buyer and its Affiliates and Representatives shall have no right of access to, and neither Seller nor any of its Affiliates shall have any obligation to provide any information the disclosure of which (1) could reasonably be expected to jeopardize any privilege available to Seller, Seller’s Affiliates or its and their respective Representatives, (2) would cause Seller, Seller’s Affiliates or its and their respective Representatives to breach any confidentiality obligations, (3) would be reasonably likely to result in a violation of Law in the sole discretion of Seller or such Representative or Affiliate, or (4) is reasonably likely to be, in the sole discretion of Seller or such Representative or Affiliate, competitively sensitive to the Business, the Targets or Seller and (ii) without the written consent of Seller, none of Buyer, Buyer’s Affiliates or its and their respective Representatives shall contact any personnel, officers, directors, suppliers, customers, distributors or vendors of Seller or the Targets concerning the transactions contemplated hereby or by the other Transaction Agreements.

(c)           Any nonpublic information provided to or obtained by Buyer, its Affiliates or its and their respective Representatives pursuant to this Section 6.02 will be subject to that certain Confidentiality Agreement, dated July 27, 2011, by and among Parent, Seller and 3D Systems (the “Confidentiality Agreement”).  Buyer agrees to, and agrees to cause its Affiliates and Representatives to, be bound by and comply with the provisions set forth in the Confidentiality Agreement as if such provisions were set forth in full herein and such provisions are hereby incorporated herein by reference.

(d)           Buyer agrees to indemnify and hold harmless Seller, Seller’s Affiliates and its and their respective Representatives for any and all Losses incurred by such Seller, Seller’s Affiliates or its and their respective Representatives for any injuries or property damage caused by any of Buyer’s Representatives while present on the Leased Real Property.

Section 6.03                      Buyer Record Retention and Seller Post-Closing Access.

(a)           From and after the Closing Date, Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, provide Seller, Seller’s Affiliates and its and their respective Representatives with reasonable access, as Seller may reasonably request during regular business hours and upon reasonable advance notice, to the personnel, Books and Records, Permits, Contracts and other information and documents of the Targets or otherwise related to the Business, this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby, in each case, only to the extent related to the operation, condition (financial and otherwise), properties and assets of the Business prior to the Closing and necessary to permit Seller to perform its ongoing obligations regarding this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby; provided, however, that such access does not unreasonably interfere with the operations of Buyer or its Affiliates.

(b)           Notwithstanding Section 6.03(a), from and after the Closing Date, in the event of, and for so long as any of Seller, its Affiliates or it and their respective Representatives is prosecuting, participating in, contesting or defending any Action, whenever filed or made, in connection with or involving (i) any transaction contemplated under this Agreement or any of the other Transaction Agreements or (ii) the Business and the Targets prior to the Closing, at Seller’s expense, Buyer shall, and shall cause its Affiliates and its and their respective Representatives to, (A) cooperate with Seller, Seller’s Affiliates and its and their respective Representatives and their respective counsel in, and assist Seller, Seller’s Affiliates and its and their respective Representatives and their respective counsel with, the contest or defense, (B) make available its personnel (including for purposes of fact finding, consultation, interviews, depositions and, if required, as witnesses), and (C) provide such information, testimony and documents, including, but not limited to, Books and Records and other documents relating to the Business and the Targets, during normal business hours and upon reasonable notice and without undue burden, in each case as shall be reasonably necessary in connection with the prosecution, participation, contest or defense; provided, however, that such cooperation and access does not unreasonably interfere with the operation of Buyer or its Affiliates.

(c)           From and after the Closing Date, Seller shall have the right of access to copies of all dataroom materials and all information and documents provided pursuant to Sections 6.03(a) and 6.03(b) to the extent necessary to permit Seller to perform its ongoing obligations regarding this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.

(d)           Notwithstanding anything to the contrary in this Section 6.03, Seller shall have no right of access to, and neither Buyer nor any of its Affiliates shall have any obligation to provide any information the disclosure of which (i) could reasonably be expected to jeopardize any privilege available to Buyer or its Affiliates or its Representatives, (ii) would cause Buyer or its Representatives or its Affiliates to breach any confidentiality obligations, or (iii) would reasonably be likely to result in a violation of Law in the sole discretion of Buyer or such Representative or Affiliate.

Section 6.04                      Record Preservation by Buyer.  Buyer shall, and shall cause its Affiliates (including the Targets), to preserve and keep all Books and Records in the possession of Buyer or such Affiliate, as applicable, relating to the Business and the Targets existing on or before the

Closing Date for a period of at least seven (7) years from the Closing Date.  After such seven (7) year period, before Buyer disposes of any of such Books and Records, Buyer shall give Seller at least ninety (90) calendar days’ prior notice to such effect, and Seller shall be given an opportunity, at its cost and expense, to remove and retain all or any part of such Books and Records as Seller may select that are necessary to permit Seller to perform its ongoing obligations regarding this Agreement, the other Transaction Agreements and the transactions contemplated hereby and thereby.  Notwithstanding the foregoing, Buyer agrees that it shall preserve and keep all Books and Records of the Business and the Targets relating to any investigation instituted by a Governmental Authority or any Action (whether or not existing on the Closing Date) if any possibility reasonably exists that such investigation or Action may relate to matters occurring prior to the Closing, without regard to the seven-year period set forth in this Section 6.04.  This Section 6.04 shall not apply to the extent it is superseded by Section 6.11(b) with respect to Tax matters.

Section 6.05                      Public Announcements.  No Party nor any of its Representatives or Affiliates shall issue any press releases, make any public announcement with respect to this Agreement, the other Transaction Agreements or the transactions contemplated hereby and thereby without the prior written consent of the other Parties. Notwithstanding the foregoing, any such disclosure, filing, press release or public announcement may be made if required by applicable Law (including pursuant to the rules of the United States Securities Exchange Commission or any applicable securities exchange); provided, that each Party required to make such press release or public announcement shall, and shall cause its respective Representatives and Affiliates to, to the extent possible, confer with the other Parties concerning the timing and content of such press release or public announcement before the same is made.

Section 6.06                      Restrictive Covenants of Seller.

(a)           For a period of five (5) years from the Closing Date, Seller shall not, and shall cause each of its controlled subsidiaries not to, directly or indirectly:

(i)           own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in any of the following activities: (A) the manufacture, production, distribution, marketing or sale of two-dimensional medical, dental or veterinary film digitizers or (B) the manufacture, production, distribution, marketing or sale of three-dimensional printers, consumables for three-dimensional printers or accessories or Software in connection therewith, or the resale of three-dimensional scanners designed and manufactured by third parties, in each case, in the geographical areas in which any of the Targets currently engage in such activities (the “Seller Restricted Business”); or

(ii)          cause, solicit, induce or encourage any Person who, as of the Closing Date, is an employee of any of the Targets to leave the employment of such Target or to hire, employ or otherwise engage such Person; provided, however, that Seller and its controlled subsidiaries may hire a Person who (1) responds to a public advertisement that is not solely aimed at any Business Employee or (2) is first approached when such Person is no longer an employee of any of the Targets for at least six (6) months; or

(iii)         intentionally induce or intentionally encourage any material client, customer, supplier or licensor of any of the Targets or the Business, or any other Person who has a material business relationship with the Targets or the Business to terminate or materially and adversely modify such relationship (other than in connection with the Buyer Restricted Business).

(b)           Nothing in Section 6.06(a) shall restrict Seller or any of its controlled subsidiaries from:

(i)           utilizing, working with, or soliciting any client, customer, supplier, licensor, dealer, distributor or reseller of the Targets or the Business or any other Person who has a business relationship with the Targets or the Business  other than in connection with the Seller Restricted Business;

(ii)          owning less than an aggregate of 5% of the equity interests or less than 5% of the aggregate principal amount of the Indebtedness of any publicly traded company engaged, directly or indirectly, in the Seller Restricted Business; or

(iii)         being acquired by any Person engaged, directly or indirectly, in the Seller Restricted Business.

(c)           For a period of five (5) years from and after the Closing Date, Seller shall not,  shall cause its controlled subsidiaries not to, and shall cause the Representatives of Seller and its controlled subsidiaries (in each case who were or are actually in possession of Confidential Information regarding the Business) not to, directly or indirectly, disclose, reveal, divulge or communicate any Confidential Information regarding the Business to any Person other than to Seller, Seller’s controlled subsidiaries and its and their respective Representatives and Buyer and its Affiliates and its and their respective Representatives without the written consent of Buyer.  Seller and its controlled subsidiaries and its and their respective Representatives shall not have any obligation to keep confidential any such Confidential Information regarding the Business if and to the extent disclosure thereof is requested or required by any applicable Law or Governmental Authority; provided, however, that in the event disclosure is required by applicable Law or Governmental Authority, Seller shall, to the extent reasonably possible, provide Buyer with prompt notice of such requirement prior to making any disclosure so that Buyer may seek an appropriate protective order.

(d)           Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article X and the other remedies available at law may be inadequate in the case of any breach of the covenants contained in this Section 6.06.  Accordingly, Buyer shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

(e)           In the event the terms of this Section 6.06 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

Section 6.07                      Restrictive Covenants of Buyer.

(a)           (a) The Parties recognize that, prior to the date hereof, VIDAR has engaged in the manufacture and sale of Wide Format Scanners utilizing employees, facilities and assets of VIDAR.  The Parties further recognize that the Wide Format Scanner business has been retained by Seller and will not be part of the transactions contemplated by this Agreement. Accordingly, for a period of five years from the Closing Date, Buyer and 3D Systems shall not, and shall cause each of their Affiliates (including the Targets) not to, directly or indirectly:

(i)           own, manage, operate, control or participate in the ownership, management, operation or control of any business, whether in corporate, proprietorship or partnership form or otherwise, engaged in any of the following activities: (A) the manufacture, production, distribution, marketing or sale of Wide Format Scanners, consumables for Wide Format Scanners or accessories or Software in connection therewith, or the resale of Wide Format Scanners designed and manufactured by third parties, in each case, in the geographical areas in which any of the Targets currently engage in such activities (the “Buyer Restricted Business”); or

(ii)          intentionally induce or intentionally encourage any material client, customer, supplier, licensor, dealer, distributor or reseller of the Buyer Restricted Business, or any other Person who has a material business relationship with respect to the Buyer Restricted Business to terminate or materially and adversely modify such relationship.

(b)           Nothing in Section 6.07(a) shall restrict Buyer, 3D Systems or any of their respective Affiliates from:

(i)           utilizing distributors that may be currently distributing Wide Format Scanners or other products for Seller or any of its Affiliates and soliciting customers of Seller or any of its Affiliates other than in connection with the Buyer Restricted Business;

(ii)          owning less than an aggregate of 5% of the equity interests or less than 5% of the aggregate principal amount of the Indebtedness of any publicly traded company engaged, directly or indirectly, in the Buyer Restricted Business;

(iii)         being acquired by any Person engaged, directly or indirectly, in the Buyer Restricted Business; or

(iv)         acquiring any Person that is engaged, directly or indirectly, in the Buyer Restricted Business, as long as the Buyer Restricted Business is not such Person’s primary business.

(c)           For a period of five (5) years from and after the Closing Date, Buyer and 3D Systems shall not,  shall cause their respect Affiliates not to, and shall cause the Representatives of Buyer, 3D Systems and their respective Affiliates (in each case who were or are actually in possession of Confidential Information regarding the Buyer Restricted Business) not to, directly or indirectly, disclose, reveal, divulge or communicate any Confidential Information regarding the Buyer Restricted Business to any Person other than to Buyer, Buyer’s Affiliates (other than any Person engaged, directly or indirectly, in the Buyer Restricted Business and its Affiliates (other than Buyer and any of its subsidiaries)) and its and their respective Representatives and Seller and its Affiliates and its and their respective Representatives without the written consent of Seller.  Buyer, 3D Systems, and their respective Affiliates and the Representatives of Buyer, 3D Systems and their respective Affiliates shall not have any obligation to keep confidential any such Confidential Information regarding the Buyer Restricted Business if and to the extent disclosure thereof is requested or required by any applicable Law or Governmental Authority; provided, however, that in the event disclosure is required by applicable Law or Governmental Authority, Buyer shall, to the extent reasonably possible, provide Seller with prompt notice of such requirement prior to making any disclosure so that Seller may seek an appropriate protective order.

(d)           Notwithstanding any other provision of this Agreement, it is understood and agreed that the remedy of indemnity payments pursuant to Article X and the other remedies available at law may be inadequate in the case of any breach of the covenants contained in this Section 6.07.  Accordingly, Seller shall be entitled to equitable relief, including the remedy of specific performance, with respect to any breach or attempted breach of such covenants.

(e)           In the event the terms of this Section 6.07 shall be determined by any court of competent jurisdiction to be unenforceable by reason of its extending for too great a period of time or over too great a geographical area or by reason of its being too extensive in any other respect, it will be interpreted to extend only over the maximum period of time for which it may be enforceable, over the maximum geographical area as to which it may be enforceable, or to the maximum extent in all other respects as to which it may be enforceable, all as determined by such court in such action.

Section 6.08                      Regulatory and Other Authorizations; Notices and Consents.

(a)           Subject to Sections 6.08(b), 6.08(c) and 6.08(d), and upon the terms and subject to the conditions set forth in this Agreement, each of the Parties agrees to use its commercially reasonable efforts to take, or cause to be taken, all actions, and to do, or cause to be done, and to assist and cooperate with the other Parties in doing, all things necessary, proper or advisable to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated by this Agreement.

(b)           Each of the Parties agrees to make an appropriate filing pursuant to the HSR Act, and any other competition or merger control filings that may be required with respect to the transactions contemplated by this Agreement as soon as practicable after the date hereof and, in any event, within five (5) Business Days after the date hereof, and to supply as promptly as practicable to the appropriate Governmental Authorities any additional information and documentary material that may be requested pursuant thereto. Each of the Parties shall use its commercially reasonable efforts to obtain all federal, state, local and foreign governmental and regulatory Consents, approvals, licenses and authorizations that are necessary for the consummation of the transactions contemplated hereby (collectively, the “Governmental Consents and Approvals”). Such commercially reasonable efforts by the Parties shall include (1)

cooperating fully with each other in promptly seeking to obtain all such Governmental Consents and Approvals and (2) responding as promptly as reasonably practicable to any inquiries received from the United States Federal Trade Commission or the Antitrust Division of the United States Department of Justice for additional information or documentary material (including substantially complying with any Request for Additional Information pursuant to the HSR Act), and to all inquiries and requests received from any other Governmental Authority in connection therewith and acting in good faith and reasonably cooperating with each other in connection with any such filing and in connection with resolving any investigation or other inquiry of any such agency or other Governmental Authority under any applicable Laws with respect to any such filing.  Notwithstanding anything to the contrary in this Agreement, Buyer shall have no obligation to make any proposals, to execute or perform any agreements or to agree or submit to any orders, consent decrees or other remedial actions of any Governmental Authority that would require Buyer to make or agree to any divestiture of any business or assets of Buyer or the Business, or would impose a material restriction on its businesses (including the Business) or assets.

(c)           The Parties shall consult and cooperate with one another, and consider in good faith the views of one another, in connection with all filings, applications, notices, analyses, appearances, presentations, memoranda, submissions, briefs, arguments, opinions and proposals made or submitted by or on behalf of any Party before any Governmental Authority in connection with the approval of the transactions contemplated by this Agreement (except with respect to Taxes which shall be subject to the provisions of Section 6.11); provided, that nothing will prevent a Party from responding to or complying with a subpoena or other legal process required by Law or submitting factual information in response to a request therefor.  For the avoidance of doubt, nothing herein shall require that Buyer or Seller make available to one another, other than through the other such Party’s respective counsel, any Item 4(c) or 4(d) documents that it may include with its HSR Act notification.  In addition, except as prohibited by Law, each Party shall (1) promptly inform the other Parties of any oral communication with, and provide copies of written communications with, any Governmental Authority regarding any such filings or any such transaction and permit the other Parties to review in advance any proposed communication by such Party to any Governmental Authority and (2) not participate in any meetings or substantive discussions with any Governmental Authority with respect thereto without consulting with and offering the Parties a meaningful opportunity to participate in such meetings or discussions.  None of the Parties shall agree to any extension, delay or voluntary suspension of any applicable waiting period.

(d)           Each Party shall, and shall cause its controlled subsidiaries to, use commercially reasonable efforts (at its own expense) to obtain, and to cooperate in obtaining, all Consents from third parties related to any Contracts pertaining to the Business to the extent such Contracts require such Consents as a result of the transactions contemplated by the Transaction Agreements; provided, that neither Seller nor any of its Affiliates shall be required to pay or commit to pay any amount to (or incur any obligation in favor of) any Person from whom any such Consent may be required.

Section 6.09                      Notification of Certain Matters.

(a)           During the Interim Period, Buyer and Seller shall keep each other reasonably apprised of the status of matters relating to the completion of the transactions contemplated by this Agreement, including promptly furnishing to each other with copies of written notices or other written communications received by such party hereto or any of its Affiliates or Representatives with respect to the transactions contemplated by this Agreement or the other Transaction Agreements.

(b)           During the Interim Period, Buyer and Seller shall give prompt notice to each other of (i) the occurrence or non-occurrence of any event, the occurrence or non-occurrence of which could reasonably be expected to cause any representation or warranty of such Party in this Agreement to be untrue or inaccurate at or prior to the Closing in any material respect and (ii) any failure of such Party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder. For the avoidance of doubt, the delivery of any notice pursuant to this Section 6.09(b) shall not limit or otherwise affect any remedies available to the Party receiving such notice contained in this Agreement.

Section 6.10                      Additional Financial Statements.  At Seller’s sole cost and expense, (i) on or before December 10, 2011, Seller shall provide Buyer with the unaudited consolidated balance sheets of the Target Companies, and the related unaudited quarterly consolidated statements of income and cash flows of the Target Companies as at September 30, 2011, (ii) during the Interim Period, Seller shall provide Buyer with unaudited quarterly consolidated balance sheets of the Target Companies, and the related unaudited quarterly consolidated statements of income and cash flows of the Target Companies, within forty-five (45) days after the end of each calendar quarter ending during the Interim Period, accompanied by comparable prior-year or prior- period financial information.  Additionally, if Closing does not occur on or prior to December 31, 2011, Seller shall use commercially reasonable efforts until the Closing to cause the Target Companies to be in a position to deliver to Buyer on or before February 29, 2012 the audited consolidated balance sheets of the Target Companies as at December 31, 2011, and the related audited consolidated statements of income and cash flows of the Targets for the year then ended.  The Financial Statements provided pursuant to this Section 6.10 shall constitute “Financial Statements” for the purpose of Section 3.04.

Section 6.11                      Tax Matters and Tax Indemnity.

(a)           Seller shall indemnify, defend and hold harmless the Buyer Indemnitees from and against any and all Losses suffered or incurred by such Buyer Indemnitee arising out of or relating to (i) the Excluded Tax Liabilities, (ii) the breach of any representation or warranty set forth in Section 3.07, or (iii) the breach of any covenant or agreement of Seller contained in Section 6.01(a)(xiv) or in this Section 6.11.  Solely for the purposes of this Section 6.11(a), in addition to any other items included in the definition of such term, Losses shall include any Losses (taking into account the applicable Tax rate) directly attributable to any reduction in any net operating loss, capital loss, credit or other Tax attribute of any Target for any Pre-Closing Tax Period or Pre-Closing Partial Tax Period that was reflected on the Financial Statements or was specifically taken into account in the calculation of Closing Net Working Capital, if and to the extent that such reduction is attributable to any increase in the Tax Liabilities of such Target for any Pre-Closing Tax Period or Pre-Closing Partial Tax Period, as finally determined pursuant to any Tax audit or other proceeding.  The indemnity obligation pursuant to this Section 6.11(a)

shall survive until ninety (90) days following the expiration of the applicable statute of limitations (taking into account applicable extensions) (the “Tax Survival Date”).  No claim may be asserted by the Buyer Indemnitees pursuant to this Section 6.11(a) following the Tax Survival Date. This Section 6.11(a) provides the sole and exclusive indemnity from Seller and its Affiliates  to the Buyer Indemnitees with respect to any Losses related to Taxes.

(b)           Post-Closing Tax Cooperation. In connection with the preparation of Tax Returns, audit examinations, and any administrative or judicial proceedings relating to any Tax Liabilities imposed on the Targets, Buyer, on the one hand, and Seller, on the other hand, shall cooperate fully with each other, including the furnishing or making available during normal business hours of records, personnel (as reasonably required), books of account, powers of attorney and other materials reasonably necessary or helpful for the preparation of such Tax Returns, the conduct of such audit examinations or the defense of claims by Governmental Authorities as to the imposition of Taxes. Notwithstanding any other provision of this Agreement, from and after the Closing, Buyer shall and shall cause the Targets to (i) retain all Books and Records with respect to Tax matters pertinent to the Targets relating to any Pre-Closing Tax Period  or any Pre-Closing Partial Tax Period until 90 days after the expiration of the applicable statute of limitations for the respective taxable periods (taking into account applicable extensions), and to abide by all record retention agreements entered into with any Governmental Authority, and (ii) give Seller reasonable notice prior to transferring, destroying or discarding any such Books and Records following 90 days after the expiration of the applicable statute of limitations (taking into account applicable extensions) and shall allow Seller (at its expense) to take possession of such Books and Records.

(c)           Tax Returns.

(i)           Seller Prepared Tax Returns.  Seller shall prepare or cause to be prepared all Tax Returns required to be filed by each of the Targets on or before the Closing Date (“Seller Prepared Tax Returns”).  Seller shall submit a draft of any such Seller Prepared Tax Return to Buyer for its review and comment at least ten (10) days prior to the due date of such Tax Return, and Seller shall consider in good faith any reasonable comments by Buyer that are submitted no less than five (5) days prior to the due date of such Seller Prepared Tax Return.  Seller and Buyer agree to consult and timely resolve in good faith any issue arising as a result of Buyer’s review of such Seller Prepared Tax Returns.  All Tax Returns required to be filed pursuant to this Section 6.11(c)(i) shall be filed in a manner consistent with prior practices, unless (i) otherwise required by applicable Law or (ii) Seller concludes that there is no reasonable basis for such position.  Seller shall timely file all such Seller Prepared Tax Returns and shall timely pay (or cause to be timely paid) all Taxes due with respect to such Seller Prepared Tax Returns.

(ii)           Buyer Prepared Tax Returns.  Buyer shall prepare or cause to be prepared and timely file or cause to be timely filed all Tax Returns of the Targets for Pre-Closing Tax Periods and for Straddle Periods that are required to be filed after the Closing Date (“Buyer Prepared Tax Returns”).  Buyer shall permit Seller to review and comment on any such Buyer Prepared Tax Return at least ten (10) days prior to the due date of such Tax Return, and Buyer shall consider in good faith any reasonable comments by Seller that are submitted no less than five (5) days prior to the due date of such Buyer Prepared

Tax Return.  Buyer and Seller agree to consult and timely resolve in good faith any issue arising as a result of Seller’s review of such Buyer Prepared Tax Returns and no Buyer Prepared Tax Return shall be filed without Seller’s consent (not to be unreasonably conditioned or delayed).  All Tax Returns required to be filed pursuant to this Section 6.11(c)(ii) shall be filed in a manner consistent with prior practices, unless (i) otherwise required by applicable Law or (ii) Buyer concludes that there is no reasonable basis for any position previously taken or Buyer reasonably believes any such position to be an incorrect position.  Seller shall promptly pay, or cause to be promptly paid, to Buyer the amount of such Tax for which Seller is responsible pursuant to this Agreement for any such Buyer Prepared Tax Return, to the extent not paid at or before the Closing (or specifically taken into account in the calculation of Closing Net Working Capital).  Notwithstanding anything to contrary in this Agreement (including Section 6.11(e)), Buyer shall, with the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Targets that are required to be filed pursuant to any voluntary disclosure agreement, tax amnesty application or managed tax audit for a Pre-Closing Tax Period; provided, that Buyer shall not (and shall cause its Affiliates not to) initiate any such voluntary disclosure or tax amnesty proceedings or any such managed tax audit without the consent of Seller, such consent not to be unreasonably withheld, conditioned, or delayed, and Seller shall have the right to control the conduct of any such proceedings or audit, if Seller may have an indemnity obligation pursuant to Section 6.11 (a).

(d)           Tax Refunds.

Buyer shall pay to Seller any refunds of Taxes of the Targets that relate solely to a Pre-Closing Tax Period or Pre-Closing Partial Tax Period to the extent such Taxes were paid pursuant to any settlement of the Pending Audit.  Buyer shall use commercially reasonable efforts to pursue any claims for refund of the Targets pending as of the Closing Date.  Buyer shall make payment of any such refund described in this Section 6.11(d), net of any reasonable costs incurred by Buyer or the Targets in obtaining such refund, to Seller within five (5) Business Days of the actual receipt of such refund.

(e)           Amendment of Tax Returns.

Except as set forth in the last sentence of Section 6.11(c)(ii), neither Buyer nor any of its Affiliates shall amend, refile, revoke or otherwise modify any Tax Return or Tax election of any of the Targets with respect to a Pre-Closing Tax Period or Pre-Closing Partial Tax Period without the prior written consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(f)           Transfer Taxes.  All applicable transfer Taxes (including sales, property, use, excise, stock, stamp, documentary, filing, recording, permit, license, authorization and similar Taxes, filing fees and other similar charges) (including any penalties, interest and additions to Tax), but excluding any Taxes based on or attributable to income or gains (“Transfer Taxes”) payable in connection with this Agreement, the transactions contemplated by this Agreement or the documents giving effect to such transactions shall be the responsibility of and shall be paid by the Party legally responsible for such Transfer Taxes.  The Parties shall cooperate with each other in connection with the filing of any Tax Returns relating to Transfer Taxes including joining in the execution of any such Tax Return or other documentation where necessary.  Buyer and Seller shall, upon request of the other such Party, use their commercially reasonable efforts to obtain any certificate or other document from any Person as may be necessary to mitigate, reduce or eliminate any Transfer Tax.  Unless otherwise required by applicable Law, Seller shall be responsible for preparing and timely filing any Tax Return relating to Transfer Taxes.

(g)           Straddle Period.  Any Taxes of the Targets with respect to any period beginning before the Closing Date and ending after the Closing Date (a “Straddle Period”) shall be apportioned between the portion of such period up to and including the Closing Date (such portion, a “Pre-Closing Partial Tax Period”) and the portion of such period that begins after the Closing Date (such portion, a “Post-Closing Partial Tax Period”) based, (x) in the case of any Taxes other than Taxes based upon or related to income or receipts, on a per diem basis and, (y) in the case of any Tax based upon or related to income or receipts be deemed equal to the amount which would be payable if the relevant taxable period ended as of the close of business on the Closing Date.  For purposes of this Section 6.11(g), any exemption, deduction, credit or other item that is calculated on an annual basis shall be allocated to the portion of the Straddle Period in the same manner as that set forth in clause (x) of this Section 6.11(g).

(h)           Tax Contests.

(i)           In the case of any audit, claim for refund, or administrative or judicial proceeding involving any asserted Tax liability or refund with respect to a Target (any such audit, claim for refund, or proceeding relating to an asserted Tax liability referred to herein as a “Tax Contest”) that (A) relates to Tax periods that end on or prior to the Closing Date or (B) relates solely to the Pre-Closing Partial Tax Period, Seller shall control the conduct of such Tax Contest, and Buyer shall have the right to participate in such Tax Contest at its own expense.  Seller shall be entitled to settle, compromise and/or concede any such Tax Contest, provided, however, that Seller shall not be able to settle, compromise and/or concede any portion of such Tax Contest that is reasonably likely to affect the Tax liability or Tax attributes of such Target for any taxable year (or portion thereof) beginning after the Closing Date without the consent of Buyer, which consent shall not be unreasonably withheld, conditioned or delayed.

(ii)           In the case of (A) a Tax Contest that relates to Straddle Periods (other than as set forth in Section 6.11(h)(i)) or (B) a Tax Contest that relates to Tax periods that begin following the Closing Date and for which Seller could have any indemnity obligation pursuant to this Agreement, Buyer shall control the conduct of such Tax Contest, but Seller shall have the right to participate in such Tax Contest at its own expense, and Buyer shall not settle, compromise and/or concede such Tax Contest without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed.

(iii)           Buyer shall promptly notify Seller upon receipt by Buyer or any of its Affiliates of written notice of any inquiries, claims, assessments, audits or similar events with respect to Taxes of the Targets relating to any Pre-Closing Tax Period or Straddle Period for which Seller may have an indemnity obligation pursuant to Section 6.11(a).

(i)           Section 338 Election.  Neither Buyer nor any of its Affiliates shall make any election under Section 338 of the Code with respect to the acquisition of the Shares or any other transactions occurring pursuant to this Agreement.

Section 6.12                      Insurance.

During the Interim Period, Seller shall use commercially reasonable efforts to maintain or cause to be maintained in full force and effect the insurance policies described on Schedule 6.12.  From and after the Closing, Buyer shall be solely responsible for either maintaining those insurance policies (to the extent that they are not part of any group insurance policies provided by Seller or any of its Affiliates (other than the Targets)) or providing alternative insurance to the Targets for any claims made with respect to any matter arising after the Closing.

Section 6.13                      Support Obligations.  Prior to Closing, Seller will obtain, and Buyer will cooperate with Seller to obtain, a full and unconditional release of the letter of credit listed on Schedule 6.13.  In connection therewith, 3D Systems shall agree to provide a guaranty of any obligations secured by the letter of credit, but neither Buyer nor 3D Systems shall be required to provide a monetary deposit or letter of credit.

Section 6.14                      Restrictions of Buyer.  During the Interim Period, without in any way limiting the Buyer’s or its Affiliates’ right to conduct their respective businesses and operations in the ordinary course, Buyer shall not, and shall cause its Affiliates not to, enter into any acquisitions or other Contracts, pursuant to which Buyer would acquire any business or assets of an entity engaged in the manufacture and sale of personal or professional three dimensional printers.

Section 6.15                      Termination of Affiliate Relationships.  Except for the Transaction Agreements, on or prior to the Closing, Seller will terminate, or cause to be terminated, all transactions, Contracts and other arrangements between or among the Targets, on the one hand, and Seller and any of its Affiliates (other than the Targets) and Representatives, on the other, including, without limitation, the Cash Pooling Agreements and any accounts payable or accounts receivable.

Section 6.16                      Employee Benefit Matters.

(a)           From and after the Closing Date, (x) Buyer shall, and shall cause its Affiliates to, assume, honor, pay, perform and satisfy any Liabilities and responsibilities to the employees of the Targets (the “Business Employees”) arising under or with respect to (i) any Employee Transaction Payments, (ii) any unpaid annual bonuses pursuant to an Employee Benefit Plan (to the extent earned and accrued as a current Liability in Closing Net Working Capital), and (iii) any unpaid amounts due under a retention plan adopted between the date of this Agreement and the Closing Date (to the extent earned and accrued as a current Liability in Closing Net Working Capital), and (y) Buyer and Seller agree that their respective obligations with respect to certain severance payments to Business Employees will be as provided on Schedule 6.16(a).  During the period beginning on the Closing Date and continuing for a period of three (3) months, Buyer shall, and shall cause its Affiliates to provide each Business Employee with compensation and benefits, under plans listed in Schedules 3.13(a), provided to such Business Employee immediately prior to the Closing Date, excluding (i) any obligation to issue or adopt any plans or arrangements providing for the issuance of shares of capital stock, warrants, options, stock appreciation rights or other rights in respect of any shares of capital stock of any entity or any securities convertible or exchangeable into such shares pursuant to any such plans or arrangements, and (ii) except as provided in the immediately preceding sentence, special bonuses or change in control payments, retention based or other equity benefits which are payable as a result of the transaction contemplated by this Agreement (either alone or in combination with other events).  Subject to the terms of this Agreement or applicable Law, after the Closing Date, Buyer and any of its Affiliates expressly reserve the right to modify any salary or wage level of any Business Employee, and to amend, modify, or terminate any benefit plan, program, policy or arrangement established or maintained by the Targets (in accordance with the terms of such plan, program, policy or arrangement and applicable Law).

(b)           From and after the Closing Date, for purposes of determining eligibility to participate, vesting and entitlement to benefits where length of service is relevant under any benefit plan or arrangement of Buyer or any of its Affiliates, Buyer shall, and shall cause its Affiliates to, cause each Business Employee to receive service credit for service with any of the Targets to the same extent such service credit was granted under the Employee Benefit Plans immediately prior to the Closing Date, provided that such service credit shall not be granted for purposes of any defined benefit pension plan, for determining the level of benefits under any retiree welfare plan, retiree welfare arrangement, or retiree welfare employment-related entitlement, or to the extent that any such credit would result in duplication of benefits.  Buyer shall, and shall cause its Affiliates to, use commercially reasonable efforts to, waive all waiting periods with respect to participation and coverage requirements applicable to each Business Employee (and any dependents or beneficiaries thereof) under any Buyer welfare benefit plans that such Business Employee may be eligible to participate in after the Closing Date, other than limitations or waiting periods that are already in effect with respect to such Business Employee and that have not been satisfied as of the Closing Date under any welfare benefit plan maintained for the Business Employees immediately prior to the Closing Date.  Buyer shall, and shall cause its Affiliates to, honor all vacation and sick days accrued by Business Employees under the plans, policies, programs and arrangements of the Targets immediately prior to the Closing Date.

(c)           Seller and Buyer acknowledge and agree that all provisions contained in this Section 6.16 are included for the sole benefit of Seller and Buyer, and that nothing in this Section 6.16, whether express or implied, shall be treated as an amendment or other modification to any Employee Benefit Plan or any other benefit plan, agreement or other arrangement or create any third party beneficiary or other rights (i) in any other Person, including any current or former Business Employees, any participant in any Employee Benefit Plan, or any dependent or beneficiary thereof, or (ii) to continued employment with Buyer, any of the Targets or any of their respective Affiliates.

Section 6.17                      Further Assurances.  Subject to the terms and conditions of this Agreement, at any time or from time to time after the Closing, at the request of Buyer or Seller and without further consideration, the other such Party shall (and in the case of Buyer, Buyer shall and shall cause the applicable Target to) execute and deliver to such Party such other instruments of sale, transfer, conveyance, assignment and confirmation, provide such materials and information and take such other actions as such Party may reasonably request in order to consummate the transactions contemplated by this Agreement.

Section 6.18                      Subsidiary.  Prior to Closing, Seller shall cause VIDAR to sell the shares of the Subsidiary to Seller.

ARTICLE VII.
CONDITIONS TO OBLIGATIONS OF SELLER

The obligations of Seller to consummate the Closing shall be subject to the fulfillment of each of the following conditions (except to the extent waived in writing by Seller in its sole discretion):

Section 7.01                      Accuracy of Representations.  (a) The Buyer Fundamental Representations shall be true and correct in all respects and (b) all other representations and warranties made by Buyer in Article V (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date).

Section 7.02                      Performance of Covenants and Agreements.  Buyer shall have performed and complied with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliverables contemplated by Section 2.04 to be delivered by any Person (other than by Seller or any of its Affiliates) shall have been delivered.

Section 7.03                      Governmental Approvals.  All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and the competition Laws of any other jurisdiction listed on Schedule 7.03 shall have expired or been terminated.

Section 7.04                      Legal Proceedings.  (a) No preliminary or permanent injunction or other Governmental Order, and no Law or executive order promulgated or enacted by a Governmental Authority, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements shall be in effect.

(b)           No Action shall have been instituted by any Governmental Authority and be pending against Seller or Buyer seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

ARTICLE VIII.
CONDITIONS TO OBLIGATIONS OF BUYER

The obligations of Buyer to consummate the transactions completed by this Agreement and the other Transaction Agreements shall be subject to the fulfillment as of the Closing Date of each of the following conditions:

Section 8.01                      Accuracy of Representations and Warranties. Subject to Section 2.07, (a) the Seller Fundamental Representations shall be true and correct in all respects and (b) all other representations and warranties made by Seller in Articles III and IV (without giving effect to any materiality or Material Adverse Effect qualifiers contained therein) shall be true and correct in all material respects, in each case, as of the date hereof and as of the Closing Date as if made on the Closing Date (except to the extent such representations and warranties expressly related to an earlier date, in which case as of such earlier date).

Section 8.02                      Performance of Covenants and Agreements.  Seller shall have performed and complied in all material respects with all covenants and agreements required by this Agreement to be performed or complied with by it on or prior to the Closing Date, and all deliverables contemplated by Section 2.04 to be delivered by any Person (other than by Buyer or any of its Affiliates) shall have been delivered.

Section 8.03                      Governmental Approvals.  All waiting periods (and any extensions thereof) applicable to the transactions contemplated by this Agreement under the HSR Act and the competition Laws of any other jurisdiction listed on Schedule 7.03 shall have expired or been terminated.

Section 8.04                      Legal Proceedings.

(a)           No preliminary or permanent injunction or other Governmental Order, and no Law or executive order promulgated or enacted by a Governmental Authority, which restrains, enjoins, prohibits, or otherwise makes illegal the consummation of the transactions contemplated by this Agreement or the other Transaction Agreements shall be in effect.

(b)           No Action shall have been instituted by any Governmental Authority and be pending against Seller or Buyer seeking to restrain, enjoin or prohibit the consummation of the transactions contemplated by this Agreement.

Section 8.05                      No Material Adverse Effect.  There shall not have been or occurred since the date hereof any event, change, occurrence or circumstance that, individually or in the aggregate with any other such events, changes, occurrences or circumstances, has had or which could reasonably be expected to have a Material Adverse Effect.

ARTICLE IX.
TERMINATION

Section 9.01                      Termination.  Subject to the remaining provisions of this Article IX, this Agreement may be terminated at any time prior to the Closing in the following manner:

(a)           by mutual written consent of Seller and Buyer;

(b)           by Seller or Buyer, if any Governmental Authority with jurisdiction over such matters shall have issued a Governmental Order restraining, enjoining, or otherwise prohibiting the sale of the Shares hereunder and such Governmental Order shall have become final and non-appealable; provided that such Party terminating the Agreement is not in breach of its obligations under Section 6.08;

(c)           by Seller if (i) a material breach of any provision of this Agreement has been committed by Buyer which breach would give rise to a failure of a condition set forth in Sections 7.01 or 7.02 and such breach has not been waived or (ii) Buyer fails to comply in any material respect with any of its covenants or agreements in this Agreement; provided that Seller must give Buyer at least ten (10) Business Days’ prior notice of such failure and the failure is not, or cannot be, cured before expiration of such period;

(d)           by Buyer if (i) a material breach of any provision of this Agreement has been committed by Seller, which breach would give rise to a failure of a condition set forth in Sections 8.01 or 8.02 and such breach has not been waived or (ii) Seller fails to comply in any material respect with any of its covenants or agreements in this Agreement; provided that Buyer must give Seller at least ten (10) Business Days’ prior notice of such failure and the failure is not, or cannot be, cured before expiration of such period; or

(e)           by either Seller or Buyer, if the Closing shall not have occurred on or before the date that is nine (9) months after the date hereof (the “Outside Date”); provided, however, that (1) if the sole reason (together with any delay of the Closing pursuant to (2) below) that the Closing has not occurred by the Outside Date is the failure of the conditions specified in Sections 7.03 and 8.03 to be satisfied, then such Outside Date may be extended by either Buyer or Seller by written notice to the other such Party to not more than ninety (90) additional days until such conditions are satisfied, (2) if the sole reason (together with any delay of the Closing pursuant to (1) above) that the Closing has not occurred by the Outside Date is due to the pendency of the determination of the Definitive Pre-Closing Losses Amount pursuant to Section 2.07(b), then the Outside Date may be extended by either Buyer or Seller by written notice to the other such Party until the first Business Day of the month immediately following the earlier of the expiration of the period to object to the Estimated Pre-Closing Losses Amount or the date on which the Definitive Pre-Closing Losses Amount is agreed upon by Buyer and Seller or determined by the Accounting Firm, (3) if all of the conditions set forth in Article VII and Article VIII have been satisfied or waived (other than conditions with respect to actions to be taken or items to be delivered at or immediately prior to the Closing) prior to the Outside Date (taking into account any other adjustments to the Outside Date pursuant to this Section 9.01(e)) but the next available Closing Date pursuant to Section 2.03 shall occur after such Outside Date, then the Outside Date may be extended by either Buyer or Seller by written notice to the other such Party to a date not later than the first Business Day of the month immediately following the month in which all such conditions have been satisfied or waived and (4) the right to terminate this Agreement under this Section 9.01(e) shall not be available to Buyer or Seller if such Party’s failure to fulfill any obligation under this Agreement shall have been the cause of, or shall have resulted in, the failure of the Closing to occur prior to such date.

Section 9.02                      Effect of Termination

.  If Buyer or Seller validly terminates this Agreement under Section 9.01, then such Party shall promptly give notice to the other Party specifying the provision hereof pursuant to which such termination is made, and this Agreement shall become void and have no effect, except that the agreements contained in and the confidentiality provisions of Section 6.02(c), Section 6.02(d), this Article IX, and Article XI shall survive the termination hereof.  No termination of this Agreement shall affect the obligations of the Parties pursuant to the Confidentiality Agreement, except to the extent specified therein.  Nothing contained in this Section 9.02 shall relieve Buyer or Seller from liability for damages actually incurred as a result of any breach of this Agreement prior to termination, such damages to be calculated in accordance with Section 11.02(d).

ARTICLE X.
INDEMNIFICATION; LIMITATION OF LIABILITY

Section 10.01                                Indemnity.

(a)           Indemnification by Seller.  Subject to the other provisions in this Article X, from and after Closing, Seller shall indemnify, defend and hold harmless Buyer and Buyer’s Affiliates, directors, officers, employees, partners, members, managers, agents, consultants, representatives and permitted assignees (collectively, the “Buyer Indemnitees”) from and against any and all Losses suffered or incurred by such Buyer Indemnitee arising out of or relating to: (i) any breach or inaccuracy of any representation or warranty of Seller contained in Article III or Article IV (other than as provided in Section 2.07(c), or such a breach or inaccuracy of any representation or warranty of Section 3.07, which is exclusively addressed in Section 6.11(a)) or in any certificate delivered by Seller or the Targets pursuant to this Agreement, (ii) any breach of any covenant or agreement of Seller contained in this Agreement (other than such a breach of the covenants or agreements of Seller contained in Section 6.01(a)(xiv) or in Section 6.11, which is exclusively addressed in Section 6.11(a)), and (iii) any unaccrued obligations (other than any Employee Transaction Payment) related to any Employee Benefit Plan to the extent related to any period ending on or prior to the Closing Date.

(b)           Indemnification by Buyer.  Subject to the other provisions in this Article X, from and after Closing, Buyer shall indemnify, defend and hold harmless Seller and Seller’s Affiliates, directors, officers, employees, partners, members, managers, agents, consultants, representatives and permitted assignees (collectively, the “Seller Indemnitees”) from and against any and all Losses suffered or incurred by such Seller Indemnitee arising out of or relating to: (i) any breach or inaccuracy of any representation or warranty of Buyer contained in Article V or in any certificate delivered by Buyer pursuant to this Agreement, and (ii) any breach of any covenant or agreement of Buyer contained in this Agreement.

(c)           Payments.  Any payment made pursuant to this Article X, Section 2.07(c) or Section 6.11(a) shall be treated as an adjustment to the Purchase Price to the extent permitted by Law.

Section 10.02                                Survival.  Notwithstanding anything in this Agreement to the contrary: except as provided in Section 6.11(a), the representations and warranties of Buyer and Seller in this Agreement and in any certificate delivered by or on behalf of any Buyer or Seller pursuant to Section 2.04 hereof shall survive for a period of fifteen (15) months following the date of this Agreement, except that (i) the representations and warranties of Seller in Sections 3.01, 3.02(a) and (b), 4.01, 4.02 and 4.07 (together, the “Seller Fundamental Representations”) and Buyer in Sections 5.01 and 5.08 (the “Buyer Fundamental Representations”) shall survive indefinitely,  (ii) the covenants and agreements in this Agreement shall survive for the period provided herein, if any, or until 180 days after they are fully performed and (iii) any indemnity obligations pursuant to Sections 10.01(a)(iii) and 2.07(c) shall survive until ninety (90) days after the expiration of the applicable statute of limitations.

Section 10.03                                Limitations of Liability.  Notwithstanding anything in this Agreement to the contrary:

(a)           none of the Buyer Indemnitees shall be entitled to assert any claim for indemnification under Section 10.01(a)(i) (other than with respect to the Seller Fundamental Representations or pursuant to Section 2.07(c)), and none of the Seller Indemnitees shall be entitled to assert any right to indemnification under Section 10.01(b)(i) (other than with respect to the Buyer Fundamental Representations), until the aggregate amount of all the Losses actually suffered by all Buyer Indemnitees or all Seller Indemnitees, respectively, exceeds $1 Million (the “Basket”), in which event such Indemnifying Party shall be liable for the full amount of such Losses, without regard to the Basket;

(b)           in no event shall the aggregate liability of Seller pursuant to Section 10.01(a)(i) (other than with respect to the Seller Fundamental Representations or pursuant to Section 2.07(c)), nor the aggregate liability of Buyer pursuant to Section 10.01(b)(i) (other than with respect to the Buyer Fundamental Representations), exceed 12.5% of the Base Purchase Price;

(c)           in no event shall the aggregate liability of Seller pursuant to Sections 2.07(c), 6.11(a), 10.01(a)(i), 10.01(a)(ii), and 10.01(a)(iii), or the aggregate liability of Buyer pursuant to Section 10.01(b)(i) and 10.01(b)(ii), exceed the Purchase Price;

(d)           for the avoidance of doubt, the limitations set forth in Sections 10.03(a), 10.03(b) and 10.03(c) shall not apply to Losses arising out of fraud, knowing or intentional breach, or willful misconduct;

(e)           the amount of any Loss for which a Buyer Indemnitee claims indemnification shall be reduced by any insurance proceeds actually received with respect to such Loss;

(f)           Seller shall not have any liability pursuant to Section 10.01(a)(i) of this Agreement if the facts giving rise to the breach or inaccuracy of Seller’s representation or warranty were fully and fairly disclosed to Buyer on or prior to the execution of this Agreement;

(g)           subject to this Article X, from and after the Closing, Buyer, on behalf of itself, each of the Targets and each of its and their Affiliates and Representatives, hereby releases and forever discharges Seller and Seller’s Affiliates and Representatives from and against any Losses, and shall not bring against any Action for officer, director, partner, manager or controlling (or any other) stockholder or member liability or for breach of any fiduciary or other duty or breach of any employment contract (or similar arrangement) relating to any pre-Closing actions or failures to act (including negligence or gross negligence) in connection with the business, ownership or operation of the Targets prior to the Closing; and

(h)           notwithstanding the fact that a Buyer Indemnitee or a Seller Indemnitee may have the right to assert claims for indemnification under more than one provision of this Agreement regarding any fact, event, condition or circumstance, no such Person shall be entitled to recover the amount of any Losses suffered by such Person more than once under both this Agreement and the other Transaction Agreements regarding such fact, event, condition or circumstance.

Section 10.04                                Third Party Claims.

(a)           Notice.  In order for a Person (the “Indemnified Party”) to be entitled to any indemnification provided for under this Article X in respect of, arising out of or involving a claim made by any Person against the Indemnified Party (a “Third Party Claim”), such Indemnified Party must notify the Party from which indemnification is sought (the “Indemnifying Party”) in writing (and in reasonable detail) of the Third Party Claim (the “Third Party Claim Notice”) promptly following receipt by such Indemnified Party of notice of the Third Party Claim; provided, that, subject to Sections 10.02 and 10.03, failure to give such notification shall not affect the indemnification provided hereunder, except (i) to the extent the Indemnifying Party has been materially prejudiced by such failure and (ii) that the Indemnifying Party shall not be liable for any expenses incurred during any period in which the Indemnified Party failed to give such notice.  Thereafter, the Indemnified Party shall deliver to the Indemnifying Party, promptly following the Indemnified Party’s receipt thereof, copies of all notices and documents (including court papers) received by the Indemnified Party relating to the Third Party Claim.

(b)           Opportunity to Defend.  If a Third Party Claim is made against an Indemnified Party, the Indemnifying Party shall be entitled to participate in the defense thereof and, if it so chooses, to assume the defense thereof with counsel selected by the Indemnifying Party if (i) the Indemnifying Party provides written notice to the Indemnified Party within thirty (30) days of its receipt of the Third Party Claim Notice that the Indemnifying Party intends to undertake such defense, (ii) the counsel selected by the Indemnifying Party is not reasonably objected to by the Indemnified Party, (iii) if the Indemnifying Party is a party to the proceeding, the Indemnifying Party has not determined in good faith that joint representation would be inappropriate because of a conflict of interest, and (iv) the Indemnifying Party actively conducts such defense.

(c)           Defense by Indemnified Party.  In the event that the Indemnifying Party does not provide written notice within thirty days after its receipt of the Third Party Claim Notice, if any condition set forth in clauses (i) through (iii) of Section 10.04(b) is unsatisfied or if the Indemnifying Party does not assume the defense of a Third Party Claim, the Indemnified Party shall have the right to undertake the defense of such Third Party Claim and the Indemnifying Party shall be responsible for all Losses arising therefrom to the extent the Indemnifying Party is responsible for such Third Party Claim pursuant to this Article X; provided, however, that the Indemnified Party shall not admit to any liability with respect to, or settle, compromise or discharge such Third Party Claim without the prior written consent of the Indemnifying Party, which consent shall not be unreasonably withheld, conditioned or delayed.

(d)           Defense by Indemnifying Party.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall have the right to participate in the defense thereof and to employ counsel not reasonably objected to by the Indemnified Party, at its own expense, separate from the counsel employed by the Indemnifying Party; provided, that, for the avoidance of doubt, the Indemnifying Party shall control such defense.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall cooperate in the defense or prosecution thereof, including by (i) retaining and (upon the Indemnifying Party’s request) providing to the Indemnifying Party records and information of such Indemnified Party or any of its Affiliates that are reasonably relevant to such Third Party Claim and (ii) making senior management and employees of the Targets, the Indemnified Party, and their respective Affiliates and Representatives available to the Indemnifying Party and its Representatives; provided, that neither the Indemnified Party nor any of its Affiliates shall have any obligation to provide any records and information the disclosure of which (1) could reasonably be expected to jeopardize any privilege available to the Indemnified Party or its Affiliates, (2) would cause the Indemnified Party or its Affiliates to breach any confidentiality obligations, or (3) would reasonably be likely to result in a violation of Law in the reasonable discretion of the Indemnified Party or such Affiliate.  If the Indemnifying Party assumes the defense of a Third Party Claim, the Indemnified Party shall agree to any settlement, compromise or discharge of such Third Party Claim (i) that the Indemnifying Party may recommend, (ii) in which the sole relief provided is monetary damages that are paid in full by the Indemnifying Party, and (iii) that releases the Indemnified Party completely in connection with such Third Party Claim.

(e)           Exceptions.  Notwithstanding anything in this Agreement to the contrary, to the extent any provision of this Section 10.04 contradicts any provisions of Section 6.11, this Section 10.04 shall not apply and the provisions of Section 6.11 shall govern.

Section 10.05                                Other Claims.  In the event any Indemnified Party should have a claim against any Indemnifying Party under this Article X that does not involve a Third Party Claim being asserted against or sought to be collected from such Indemnified Party, the Indemnified Party shall deliver notice of such claim, stating the nature of such claim in reasonable detail and indicating the estimated amount, if practicable, with reasonable promptness to the Indemnifying Party.  Subject to this Article X, the failure by any Indemnified Party to so notify the Indemnifying Party shall not relieve the Indemnifying Party from any liability that it may have to such Indemnified Party under Article X, except to the extent that the Indemnifying Party has been prejudiced by such failure.

ARTICLE XI.
MISCELLANEOUS

Section 11.01                                Fees and Expenses.  Other than as otherwise provided in this Agreement, and the agreement of the Parties regarding the payment of the fees of BDO USA, LLP in connection with the financial statements described in Section 3.04, (i) Buyer shall pay all costs and expenses incurred by Buyer in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby and (ii) to the extent that such items are not deducted from the Purchase Price as Closing Selling Expenses, Seller shall pay all costs and expenses incurred by Seller and the Targets in connection with the negotiation, preparation and execution of this Agreement, the other Transaction Agreements and the consummation of the transactions contemplated hereby and thereby.

Section 11.02                                Remedies.

(a)           Specific Performance. Seller hereby acknowledges and agrees that irreparable damage would occur and that Buyer would not have an adequate remedy at Law if any covenant or agreement of this Agreement was not performed in accordance with its terms or was otherwise breached or threatened to be breached. It is accordingly agreed that Buyer shall be entitled to equitable relief, without the proof of actual damages, including in the form of an injunction or injunctions or orders for specific performance to prevent breaches of this Agreement and to specifically enforce the terms and provisions of this Agreement. Such equitable relief shall be in addition to any other remedy to which Buyer is entitled at Law or in equity as a remedy for such nonperformance, breach or threatened breach.  Seller agrees to waive any requirement for the security or posting of any bond in connection with any such equitable remedy.

(b)           Except as set forth in Sections 2.07(c), 6.02(c), 6.02(d), 6.06, 6.07, 6.11, and 11.02(a), the indemnity obligations under Article X shall be the sole and exclusive remedy for any breach of any representation, warranty, covenant or agreement (other than for a claim of fraud, willful misconduct or intentional misrepresentation).

(c)           NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY (EXCEPT PURSUANT TO SECTION 11.02(d)), NO PARTY NOR ANY OF ITS AFFILIATES OR REPRESENTATIVES SHALL BE LIABLE TO ANY OTHER PARTY OR ANY OF THEIR RESPECTIVE AFFILIATES OR REPRESENTATIVES FOR SPECIAL, PUNITIVE, EXEMPLARY, INCIDENTAL, CONSEQUENTIAL OR INDIRECT DAMAGES, OR LOST PROFITS, OR DIMINUTION IN VALUE, OR BASED UPON A MULTIPLE OF PROFITS OR REVENUES, WHETHER BASED ON CONTRACT, TORT, STRICT LIABILITY, OTHER LAW OR OTHERWISE AND WHETHER OR NOT ARISING FROM SUCH PARTY’S OR ANY OF ITS AFFILIATES’ OR REPRESENTATIVES SOLE, JOINT OR CONCURRENT NEGLIGENCE, STRICT LIABILITY OR OTHER FAULT, EXCEPT TO THE EXTENT SET FORTH IN A THIRD PARTY CLAIM.

(d)           FOR THE AVOIDANCE OF DOUBT AND NOTWITHSTANDING ANYTHING IN THIS AGREEMENT TO THE CONTRARY, IN THE EVENT OF A TERMINATION OF THIS AGREEMENT, THE TERMINATING PARTY'S REMEDY FOR DAMAGES SHALL NOT BE LIMITED TO REIMBURSEMENT OF EXPENSES OR ITS OUT OF POCKET EXPENSES BUT SHALL INCLUDE THE FULL BENEFIT OF THE PARTY'S BARGAIN PURSUANT TO THIS AGREEMENT.

Section 11.03                                Consent to Amendments; Waivers.  This Agreement may be amended, or any provision of this Agreement may be waived upon the approval, in a writing, executed by Buyer and Seller.  No course of dealing between or among the Parties shall be deemed effective to modify, amend or discharge any part of this Agreement or any rights or obligations of any such Party or such holder under or by reason of this Agreement.

Section 11.04                                Successors and Assigns.  This Agreement and all covenants and agreements contained herein and rights, interests or obligations hereunder, by or on behalf of any of the Parties, shall bind and inure to the benefit of the respective successors and permitted assigns of the Parties whether so expressed or not.

Section 11.05                                Severability.  Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Law, but if any provision of this Agreement or the application of any such provision to any Person or circumstance shall be held to be prohibited by, illegal or unenforceable under Law in any respect by a court of competent jurisdiction, such provision shall be ineffective only to the extent of such prohibition, illegality or unenforceability, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 11.06                                Counterparts.  This Agreement may be executed in counterparts (including by means of telecopied signature pages or by electronic mail of a non-editable “*.pdf” file), any one of which need not contain the signatures of more than one Party, but all such counterparts taken together shall constitute one and the same agreement.

Section 11.07                                Descriptive Headings; Interpretation.  The headings and captions used in this Agreement and the table of contents to this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement.  Any capitalized terms used in any Schedule or Exhibit attached hereto and not otherwise defined therein shall have the meanings set forth in this Agreement.

Section 11.08                                Entire Agreement.  This Agreement and the agreements and documents referred to herein contain the entire agreement and understanding among the Parties with respect to the subject matter hereof and supersede all prior agreements and understandings, whether written or oral, relating to such subject matter in any way.

Section 11.09                                No Third Party Beneficiaries.  This Agreement is for the sole benefit of the Parties and their successors and permitted assigns and nothing herein expressed or implied shall give or be construed to give any Person, other than the Parties and such successors and permitted assigns, any legal or equitable rights hereunder.

Section 11.10                                Assignment.  No Party to this Agreement may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the prior written consent of the other Parties; provided, however, that, prior to Closing, Buyer may assign this Agreement and any or all rights or obligations hereunder (including, without limitation, Buyer’s right to purchase the Shares and Buyer’s right to seek indemnification hereunder) to any Affiliate or Affiliates of Buyer; provided that in each case Buyer shall continue to be liable for its obligations hereunder and such assignment shall not in any way affect the obligations of 3D Systems pursuant to Article XI.  Upon any such permitted assignment, the references in this Agreement to Buyer shall also apply to any such assignee unless the context otherwise requires. Any assignment made in violation of this Section 11.10 shall be null and void.

Section 11.11                                Governing Law.  All issues and questions concerning the construction, validity, enforcement and interpretation of this Agreement and the Schedules and Exhibits hereto shall be governed by, and construed in accordance with, the Laws of the State of New York without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of New York or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of New York.  In furtherance of the foregoing, the internal Law of the State of New York shall control the interpretation and construction of this Agreement (and all Schedules and Exhibits hereto), even though under that jurisdiction’s choice of law or conflict of law analysis, the substantive Law of some other jurisdiction would ordinarily apply.

Section 11.12                                Waiver of Jury Trial.  EACH OF THE PARTIES HERETO WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN RESPECT OF ANY LITIGATION BASED ON, ARISING OUT OF, UNDER OR IN CONNECTION WITH THIS AGREEMENT OR ANY COURSE OF CONDUCT, COURSE OF DEALING, VERBAL OR WRITTEN STATEMENT OR ACTION OF ANY PARTY HERETO.

Section 11.13                                Jurisdiction; Service of Process.  Each of the Parties submits to the exclusive jurisdiction of any state or federal court of competent jurisdiction sitting in New York County, New York, in any action or proceeding arising out of or relating to this Agreement and agrees that all claims in respect of the action or proceeding may be heard and determined in any such court and hereby expressly submits to the personal jurisdiction and venue of such court for the purposes hereof and expressly waives any claim of improper venue and any claim that such courts are an inconvenient forum.  Each of the Parties hereby irrevocably consents to the service of process of any of the aforementioned courts in any such suit, action or proceeding by the mailing of copies thereof by registered or certified mail, postage prepaid, (a) in the case of Buyer and 3D Systems to the address for Buyer set forth in Section 11.14, and (b) in the case of Parent and Seller, to Corporation Service Company, 1133 Avenue of the Americas, Suite 3100, New York, New York 10036, as its agent for the purpose of accepting service of any process in the United States.  Parent and Seller each agrees that such service upon receipt (i) shall be deemed in every respect effective service of process upon it in any such suit, action or proceeding and (ii) shall, to the fullest extent permitted by applicable Law, be taken and held to be valid personal service upon and personal delivery to it.

Section 11.14                                Notices.  All notices, demands or other communications to be given or delivered under or by reason of the provisions of this Agreement shall be in writing and shall be deemed to have been given when delivered personally to the recipient or when sent by facsimile (with hard copy to follow) or electronic mail, three (3) Business Days after being sent to recipient by U.S. First Class mail (postage prepaid), or one (1) Business Day after being sent to the recipient by reputable overnight courier service (charges prepaid) or by electronic mail.  Such notices, demands and other communications shall be sent to Buyer and Seller at the addresses indicated below or to such other address or to the attention of such other Person as the recipient party has specified by prior written notice to the sending party.  All notices, demands and other communications hereunder may be given by any other means (including telecopy or electronic mail), but shall not be deemed to have been duly given unless and until it is actually received by the intended recipient.

Seller:

Contex Group A/S
2 Svanerang
Alleroed 3450, Denmark
Attn:  Aage Snorgaard
Facsimile No.:  +45 48 10 20 31

with a copy to (which shall not constitute notice to Seller):

Latham & Watkins LLP
885 Third Avenue
New York, NY 10022
Attn:  M. Adel Aslani-Far
Facsimile No.:  (212) 751-4864

Buyer:

C/o 3D Systems Corporation
333 Three D Systems Circle
Rock Hill, South Carolina 29730
Attn:  General Counsel
Facsimile No: (803) 326-4796

with a copy to (which shall not constitute notice to Buyer):

Jones Day
1420 Peachtree Street. NE, Suite 800
Atlanta, Georgia 30309
Attn:  William B. Rowland
           Bryan E. Davis
Facsimile No:  (404) 581-8330

Section 11.15                                3D Systems Guarantee.

From and after the date hereof, 3D Systems hereby irrevocably guarantees the full and punctual performance by Buyer of all of Buyer’s obligations to be performed by Buyer under this Agreement and the other Transaction Agreements including the obligation of Buyer to consummate the transactions contemplated hereby in accordance with the terms hereof and pay the Purchase Price subject to Article II. 3D Systems agrees that its obligations hereunder shall be unconditional, irrespective of any circumstances which might otherwise constitute a legal or equitable discharge of a surety or a guarantor, and further agrees that it shall not be necessary to institute or exhaust remedies or causes of action against Buyer as a condition of the obligations of 3D Systems hereunder.

Section 11.16                                Parent Undertaking.

From and after the Closing Date, Parent hereby undertakes to pay when due all payments owing by Seller to Buyer pursuant to Section 6.11(a); provided however, that the maximum aggregate Liability of Parent pursuant to this Section 11.16 shall in no event exceed an amount equal to (a) the amount of the Purchase Price paid by Seller to Parent in the form of a dividend or other distribution plus (b) the net purchase price (after accounting for all purchase price adjustments) received by Parent in any sale of Seller or any assets of Seller after the Closing Date.

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Agreement on the date hereof.

CONTEX GROUP A/S

By:  /s/ Aage Snorgaard
Name: Aage Snorgaard
Title:   CEO Contex Group

By:  /s/ Per Frankling
Name: Per Frankling
Title:   Board Member

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Agreement on the date hereof.

3D SYSTEMS, INC.

By:  /s/ Robert M. Grace, Jr.
Name: Robert M. Grace, Jr.
Title:	Vice President, General Counsel & Secretary

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Agreement (solely for the purposes of Section 6.05, Section 6.08 and Article XI) on the date hereof.

RATOS AB

By:  /s/ Arne Karlsson
Name: Arne Karlsson
Title:   CEO

Signature Page to Stock Purchase Agreement

IN WITNESS WHEREOF, the undersigned has executed or caused to be executed on its behalf this Agreement (solely for the purposes of Section 6.05, Section 6.07, Section 6.08 and Article XI) on the date hereof.

3D SYSTEMS CORPORATION

By:  /s/ Robert M. Grace, Jr.
Name: Robert M. Grace, Jr.
Title:	Vice President, General Counsel & Secretary

Signature Page to Stock Purchase Agreement